Exhibit 99.12


terms and manner of selection of directors of PGE shall be as provided in PGE's certificate of incorporation and bylaws, as the same may be amended.

     3.   Indemnification

          PGE is organized under the laws of the State of Oregon. Under PGE's Articles of Incorporation, PGE will indemnify directors and officers of PGE to the fullest extent permitted by the Oregon law. Expenses incurred by a director or officer in connection with an indemnifiable claim will be addressed by PGE provided that such director or officer will obligate himself/herself to repay such advance to the extent it is ultimately determined that such director or officer was not entitled to indemnification. PGE is authorized to provide the same indemnification protections to employees and agents.

          PGE has procured Directors and Officers liability insurance for wrongful acts. This is an indemnity policy for the corporation to protect it against liability assumed or incurred under the above indemnification provisions, including defense provisions, on behalf of the directors and officers. The directors and officers are thus indemnified against loss arising from any civil claim or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policy excludes claims brought about or contributed to by dishonest, fraudulent, criminal, or malicious acts or omissions by directors or officers. The policy covers the directors and officers of PGE against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by PGE.

E.   Equity Compensation Plan

          Following confirmation of the Plan, in order to attract, retain and motivate highly competent persons as key employees and/or directors of PGE, PGE expects to adopt a long-term equity incentive compensation plan providing for awards to such individuals. It is anticipated that the Compensation Committee of PGE's Board of Directors will determine the specific terms of any grants made under such plan and will provide grants of awards designed to focus equity compensation on performance and alignment with shareholders interests; provided, however, that shares reserved for the plan will not exceed 7.5% of the PGE Common Stock to be issued pursuant to the Plan, with projected annual share usage under the plan not exceeding 2%.

                                IX. CrossCountry

   Capitalized terms used throughout this Disclosure Statement are defined in
                 Appendix A: "Material Defined Terms for Enron
                     Disclosure Statement" attached hereto.

A.   Business

     1.   General Development of Business

          Pursuant to the CrossCountry Contribution and Separation Agreement, ENE and certain of its affiliates will contribute their ownership interests in the Pipeline Businesses and certain service companies to CrossCountry in exchange for equity interests in CrossCountry. The closing of the transactions contemplated by the CrossCountry Contribution and Separation


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


Agreement is expected to occur as soon as possible. It is anticipated that following confirmation of the Plan and prior to the CrossCountry Distribution Date the equity interests in CrossCountry will be exchanged for equity interests in CrossCountry Distributing Company in the CrossCountry Transaction. As a result of the CrossCountry Transaction, CrossCountry Distributing Company will obtain direct or indirect ownership in the Pipeline Businesses and certain services companies described below. If the Debtors and the Creditors' Committee determine not to consummate the CrossCountry Transaction, CrossCountry will be CrossCountry Distributing Company, either in its current form as a limited liability company or as converted to a corporation in the CrossCountry Conversion. Refer to Section IX.F., "Certain Relationships and Related Transactions" for further information.

          CrossCountry's principal assets will, upon closing of the formation transactions, consist of the following:

          - A 100% ownership interest in Transwestern, which owns an approximately 2,600-mile interstate natural gas pipeline system that transports natural gas from western Texas, Oklahoma, eastern New Mexico, the San Juan basin in northwestern New Mexico and southern Colorado to California, Arizona, and Texas markets. Transwestern's net income for the year ended December 31, 2002 was $20.7 million.

          - A 50% ownership interest in Citrus, a holding company that owns, among other businesses, Florida Gas, a company with an approximately 5,000- mile natural gas pipeline system that extends from southeast Texas to Florida. An affiliate of CrossCountry operates Citrus and certain of its subsidiaries. Citrus's net income for the year ended December 31, 2002 was $96.6 million, 50% of which, or $48.3 million, comprised ENE's equity earnings. CrossCountry is expected to hold its interest in Citrus through its wholly owned subsidiary, CrossCountry Citrus Corp.

          - A 100% interest in Northern Plains, which directly or through its subsidiaries holds 1.65% out of an aggregate 2% general-partner interest and a 1.06% limited-partner interest in Northern Border Partners, a publicly traded limited partnership (NYSE: NBP), that is a leading transporter of natural gas imported from Canada to the midwestern United States. Pursuant to operating agreements, Northern Plains operates Northern Border Partners' interstate pipeline systems, including Northern Border Pipeline, Midwestern, and Viking. Northern Border Partners also has (i) extensive gas gathering operations in the Powder River Basin in Wyoming, (ii) natural gas gathering, processing and fractionation operations in the Williston Basin in Montana and North Dakota, and the western Canadian sedimentary basin in Alberta, Canada, and (iii) ownership of the only coal slurry pipeline in operation in the United States. Northern Border Partners' net income for the year ended December 31, 2002 was $113.7 million, of which $9.1 million comprised ENE's equity earnings.


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

   CrossCountry Ownership Structure after Contribution of Pipeline Businesses

                                     (GRAPH)

                         ---------------------
                                  CrossCountry
                         ---------------------
                                   |
                                   |
      -------------------------------------------------------
      |                 |                                   |
      |  100%           |    100%                           |    100%
-------------       ----------                   ------------------------
 Transwestern        Northern   -----|                 CrossCountry
   Holding            Plains         |                 Citrus Corp.
   Company          ----------       |           ------------------------
 ------------           |            |                      |
      |  100%           |    100%    | GP                   |     50%
-------------       ----------       | (1%)         -----------------
 Transwestern       Pan Border  ---| |                   Citrus
-------------       ----------     | |
                                   | |              -----------------
                              GP   | |                      |
                             .65%  | |                      |     100%
                   -------------   | |         ----------------------------
                     Northern      | |         |            |             |
                      Border    ---| |         |            |             |
                     Partners   -----|      -------      --------      --------
                   -------------            Florida       Citrus        Citrus
                                              Gas         Energy        Trading
                                                         Services
                                            -------      --------      --------

          The Pipeline Businesses primarily provide natural gas transportation services to their customers through an extensive North American pipeline infrastructure. The Pipeline Businesses own or operate interstate pipelines that have a combined daily throughput capacity of approximately 8.5 TBtu/d (8.6 TBtu/d after completion of Florida Gas Phase VI Expansion described below) spanning approximately 9,900 miles and accessing many of the major gas supply and market growth-oriented regions in North America.

          The interstate Pipeline Businesses provide firm and interruptible transportation services to third-party shippers, as well as hub services, which allow customers the ability to park or borrow volumes of gas on a pipeline. Firm shippers that contract for the stated transportation rate are obligated to pay a monthly demand charge, regardless of the amount of natural gas they actually transport, for the term of their contracts. Interruptible transportation service is transportation of natural gas in circumstances where capacity is available after satisfying firm service demands. If weather, maintenance schedules and other conditions allow, the interstate Pipeline Businesses provide interruptible transportation service. The interstate Pipeline Businesses do not own the gas that they transport and therefore do not assume natural gas commodity price risk for quantities transported. The Pipeline Businesses, however, assume limited price risk for volumes provided by customers as fuel reimbursement pursuant to FERC tariffs.

          Following the closing of the formation transactions, CrossCountry will reflect its investments in Citrus and Northern Border Partners under the equity method of accounting. Accordingly, CrossCountry will report its share of Citrus's and Northern Border Partners' earnings as "Equity in Earnings" in its Consolidated Statement of Operations in the period in which such earnings are reported by Citrus and Northern Border Partners.

          The following map shows facilities to be owned or operated by CrossCountry after the contribution of the Pipeline Businesses.

                                  CrossCountry

                                 [MAP OMITTED]


          CrossCountry's executive offices are located at 1400 Smith Street, Houston, Texas 77002 and its telephone number is 713-853-6161.

          a. Business Strategy. CrossCountry's business strategy will be comprised of two major components. First, CrossCountry plans to seek out new pipeline gathering, processing or storage projects to match its customers' future needs and to provide supply optionality. CrossCountry will undertake such expansion projects when they are adequately backed by capacity contract commitments that result in reasonable returns being earned. Second, CrossCountry plans to seek out acquisitions that are immediately accretive to both cash flow and income. In executing its business strategy, CrossCountry plans to operate its pipeline, gathering and processing businesses in compliance with all applicable regulations to assure the safe operations of its pipeline systems, and will aim to provide reliable services at a reasonable cost.

          CrossCountry should be well-positioned to implement its planned strategy, but will face risks both specific to its assets and general to the markets and geographic regions in which it will operate. In addition to Bankruptcy Court approval, the transfer of the Pipeline Businesses and the CrossCountry Distribution may require consent of other parties. Refer to Section XIV.H., "CrossCountry" for further information on risk factors that should be carefully considered.


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


               (i) Expansions. The interstate Pipeline Businesses have a history of expanding their pipeline systems to meet growth in market demand and to increase customers' access to additional natural gas supplies. These expansions not only provide the individual interstate Pipeline Businesses with additional net income and cash flow, but also are important factors in maintaining and enhancing their market positions. Historically, the interstate Pipeline Businesses have undertaken expansions when they are backed by long-term firm contract commitments. Refer to Section XIV.H.1.a., "Execution of Growth Strategy" for further information.

          Since 1992, Transwestern has added and expanded various pipeline segments, including the construction of a 520 BBtu/d San Juan lateral and the expansion of its mainline capacity at a cost of $270 million. In addition, Transwestern added: (i) 330 BBtu/d of capacity off the eastern portion of its system at a cost of $10.1 million; (ii) 420 BBtu/d of capacity from Blanco (a point in New Mexico) to Thoreau (a point in New Mexico) at a cost of $26.0 million; (iii) 200 BBtu/d of capacity from Ignacio (a point in Colorado) to Blanco at a cost of $7.3 million; and (iv) 120 BBtu/d of capacity on its mainline west segment (Arizona and California delivery) at a cost of $69.7 million.

          Since 1995, Florida Gas has completed, or is in the process of completing, four major expansion projects. These expansion projects, which have cost $1.8 billion, have increased delivery capacity to the Florida market by approximately 1.3 TBtu/d.

          Since 1992, Northern Border Pipeline completed three expansion projects at a cost of $1.1 billion, which extended its system from Ventura, Iowa into Illinois and Indiana and added 1.6 TBtu/d of capacity to various parts of its system.

          CrossCountry anticipates that it will undertake future strategic expansions of the interstate Pipeline Businesses' pipeline systems to maintain and enhance its market position. Refer to Sections IX.A.2.a., "Transwestern" and IX.A.2.b., "Citrus" for further information.

               (ii) Acquisitions. As a result of favorable tax advantages afforded master limited partnerships and the incentive distribution provisions of Northern Border Partners' partnership agreement, CrossCountry anticipates that Northern Border Partners will serve as one of CrossCountry's principal vehicles for the future acquisition of energy assets. Refer to Section XIV.H.1.a., "Execution of Growth Strategy" for further information.

          Under the incentive distribution provisions of the Northern Border Partners partnership agreement, the general partners are entitled to incentive distributions if the amount distributed in any quarter exceeds $0.605 per common unit ($2.42 per common unit annualized). The general partners are entitled to 15% of amounts distributed in excess of $0.605 per common unit, 25% of amounts distributed in excess of $0.715 per common unit ($2.86 per common unit annualized) and 50% of amounts distributed in excess of $0.935 per common unit ($3.74 per common unit annualized). Thus, acquisitions that meet the investment criteria of Northern Border Partners and are accretive to Northern Border Partners' cash flows could offer CrossCountry attractive yields if these acquisitions enable Northern Border Partners to increase its quarterly distributions.

          Over the past four years Northern Border Partners has increased its quarterly distribution per common unit by 23% from $0.65 per common unit to $0.80 per common unit. Over the same time period, Northern Border Partners has made acquisitions totaling $920 million. These acquisitions include 100% of the stock of Midwestern and Viking, including a one-third interest in Guardian and extensive gathering and processing facilities in the Rocky Mountain area.

          Transwestern and Florida Gas have historically made acquisitions to meet market growth and gain access to gas supplies. Since 1995, Transwestern acquired the Ignacio to La Plata pipeline capacity for $20.6 million and Florida Gas acquired supply line facilities in the Mobile Bay area for $49.4 million.

          b. Employees and Pipeline Services. As of September 30, 2003, the proposed consolidated subsidiaries of CrossCountry (Transwestern, Pan Border, Transwestern Holding, Northern Plains, CES, CrossCountry Citrus Corp., and NBP Services) had 785 full-time employees, none of whom were represented by unions or covered by collective bargaining agreements. In addition, Citrus, Florida Gas, Citrus Trading and certain subsidiaries of Northern Border Partners have their own employees.

          It is anticipated that CrossCountry and ENE will enter into a Transition Services Agreement and a Transition Services Supplemental Agreement in connection with the formation of CrossCountry, pursuant to which ENE will provide to CrossCountry, on an interim, transitional basis, certain administrative, technology and other services. Refer to Section IX.F., "Certain Relationships and Related Transactions" for further information.

          CES provides certain administrative and operating services to the Pipeline Businesses. These services include environmental, right-of-way, safety, information technology, accounting, planning, finance, procurement, accounts payable, human resources, and legal services. Each of the Pipeline Businesses reimburses CES for its costs for rendering these services, depending on the service provided to such pipeline. Costs may be billed based upon dedicated headcount, time spent providing the service, miles of pipeline, payroll, assets, margins, and/or overall headcount.

          EOS or its affiliates, including CES, provides services to Citrus and its subsidiaries under an operating agreement originally entered into between an ENE affiliate and Citrus. The primary term of the operating agreement expired on June 30, 2001; however, services continue to be provided pursuant to the terms of the operating agreement. Under this arrangement, Citrus reimburses the service provider for costs attributable to the operations of Citrus and its subsidiaries. There can be no assurance that the parties will continue to perform under this arrangement.

          Northern Plains provides operating services to the Northern Border Partners pipeline system pursuant to operating agreements entered into with Northern Border Pipeline, Midwestern, and Viking. Under these agreements, Northern Plains manages the day-to-day operations of Northern Border Pipeline, Midwestern, and Viking, and is compensated for the salaries, benefits, and other expenses it incurs. Northern Plains also utilizes ENE affiliates for administrative and operating services related to Northern Border Pipeline, Midwestern, and Viking.

          NBP Services provides certain administrative and operating services for Northern Border Partners and its gas gathering and processing and coal slurry businesses. NBP Services is reimbursed for its direct and indirect costs and expenses pursuant to an administrative services agreement with Northern Border Partners. NBP Services also utilizes ENE affiliates to provide these services.

     2.   Narrative Description of Business

          a. Transwestern. Transwestern owns and operates an approximately 2,600- mile interstate natural gas pipeline system with diameters ranging from twelve inches to thirty inches, and approximately 350 miles of small diameter branchlines. The Transwestern pipeline system transports natural gas from western Texas, Oklahoma, eastern New Mexico, and the San Juan basin in northwestern New Mexico and southern Colorado primarily to California and southwest markets and to markets off the east end of its system. The Transwestern pipeline system consists of mainlines that stretch from west Texas and Oklahoma to the California border. In addition, Transwestern has a major supply lateral from its mainline facilities at Thoreau, New Mexico into the San Juan basin. The Transwestern pipeline system has bidirectional flow capability from the San Juan basin eastward to interconnects with interstate pipelines serving the mid-continent markets and Texas intrastate pipelines. The Transwestern pipeline system has approximately 360 receipt and delivery points in California, Arizona, Colorado, New Mexico, Oklahoma, and Texas. It also has 29 mainline and lateral compressor stations. The maximum allowable operating pressure of the mainline ranges from 1,000 to 1,200 psig.

          In 2003, Transwestern's total revenues were projected to be 85% from fixed sources (i.e., demand charges, which are fixed charges for transportation services that are paid even if no service is taken by the customer) and 15% from variable sources of revenues (including operational gas sales and transportation commodity charges, which are charges assessed on each unit of transportation provided).

          Transwestern's business plan contemplates managing the quantity of line pack gas to maintain safe and efficient operations. "Line pack gas" refers to the volume of gas in a pipeline system used to maintain pressure and effect uninterrupted flow of gas to customers. Transwestern makes operational gas available for sale when reduced line pack is appropriate for system operations. A primary source of the operational gas available for sale is gas provided to Transwestern by its shippers as reimbursement for compressor fuel usage. When, due to throughput conditions, flow direction or operating efficiencies, Transwestern is able to consume less fuel than retained, such gas remains in the line pack and, if not needed for operations, becomes available for sale. Transwestern's FERC-approved tariff specifies the fuel quantity for each segment of the system as a fixed percentage of a shipper's transportation quantities. Operational sales comprised approximately 18% of revenues in 2001 and 14% of revenues in 2002 and were projected to constitute approximately 10% of revenues in 2003.

               (i) Expansions. Transwestern placed its Red Rock expansion, serving markets in California and Arizona, in-service as of June 15, 2002. Transwestern's pipeline capacity (including both eastward and westward flow) after the completion of the Red Rock expansion is approximately 2 TBtu/d, and the total horsepower from all compressor stations is approximately 330,500 hp.

          In August 2001, Transwestern conducted an open season to solicit interest in a project to construct a lateral line extending from the Transwestern mainline 176 miles south to serve growing gas markets in the Phoenix, Arizona area. The original project also contemplated San Juan and mainline expansions. Transwestern received non-binding bids for over 440 BBtu/d for the Phoenix lateral pipeline. Many of the potential bidders are parties to an ongoing FERC allocation dispute on El Paso Natural Gas's pipeline system in FERC Docket No. RP00-336. Due to delays in this proceeding, several of the bidders have been unable to finalize their firm bids for a Transwestern Phoenix lateral pipeline. Transwestern continues to believe that such a proposed expansion project is important and economically viable to be placed into service in 2007; however, no assurances can be given that the project will be completed.

          In March 2003, Transwestern conducted an open season to solicit interest in the expansion of the San Juan lateral pipeline from the Blanco Hub to the mainline from its current capacity of approximately 860 BBtu/d. Transwestern received non-binding bids requesting approximately 750 BBtu/d of capacity. Current project plans call for the completion of binding agreements and filing of a FERC certificate in the first quarter of 2004, construction in late 2004, and a projected in-service date in July 2005. The proposed 375 BBtu/d expansion will include looping of existing pipeline segments and additional horsepower at existing compressor stations.

               (ii) Customers. Transwestern's pipeline capacity, as of December 1, 2003, was held by producers (45%), local distribution companies (31%), marketing companies (21%), and end-users (3%). Currently, Transwestern's pipeline capacity for both west and east flow is subscribed under a combination of short- and long-term contracts. Historically, approximately 90% of the volumes scheduled on the Transwestern pipeline system has been on a firm transportation basis.

          Transwestern's largest customers in 2002 were Southern California Gas Company, PG&E, and BP Energy Company. Southern California Gas Company accounted for 29.4% of Transwestern's transportation revenues under transportation agreements with terms that extend through October 31, 2005. PG&E accounted for 9.7% of Transwestern's transportation revenues, and BP Energy Company accounted for 9.0% of Transwestern's transportation revenues. Refer to Section XIV.H.1.e., "Concentrated Gas Transportation Revenues" for further information.

          Transwestern's capacity is subscribed at a high level through October 31, 2005, with significant contract expirations timed to coincide at or near Transwestern's next rate case in 2006. In 2003, Transwestern's mainline west segment was expected to account for approximately 70% of Transwestern's firm transportation revenues. As of December 1, 2003, approximately 90% of Transwestern's firm capacity for its mainline west segment was under contract through January 1, 2005, 76% through January 1, 2006 and 40% through the end of 2006. In 2003, Transwestern's San Juan lateral segments were expected to account for approximately 20% of Transwestern's firm transportation revenue. As of July 1, 2003, approximately 99% of Transwestern's firm capacity for its San Juan lateral segments was under contract through January 1, 2005, 88% through January 1, 2006 and 47% through the end of 2006. In addition, Transwestern has significant firm contracts for eastward flow to markets in Texas and Oklahoma, but historically these contracts have not been on a long-term basis. Approximately 100% of eastward flow firm capacity is under contract through 2004. Refer to Section XIV.H.1.d: "Maintenance and Expiration of Transportation Service Agreements" for further information.

          In 2001, the California power market was significantly impacted by the increase in wholesale prices. On April 6, 2001, PG&E filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. This event had no material impact on the financial position or results of operations of Transwestern for the year ended December 31, 2003. Transwestern continues to provide transportation services to PG&E on a prepayment basis. CrossCountry cannot predict the final outcome of this situation or the uncertainties surrounding the California power situation. However, CrossCountry does not anticipate that these matters will have a material adverse impact on Transwestern's financial position or results of operations.

               (iii) Supply. The Transwestern pipeline system has access to three significant supply basins for its gas supply: (1) the San Juan basin in northwestern New Mexico and southern Colorado, (2) the Permian basin in western Texas and eastern New Mexico, and (3) the Anadarko basin in the Texas and Oklahoma Panhandles. Additionally, the Transwestern pipeline system can access gas from the Rocky Mountain basin through its pipeline interconnections.

          Through its San Juan lateral pipeline, the Transwestern pipeline system is capable of delivering gas from the San Juan basin to California, Arizona, New Mexico, and southern Nevada markets, as well as to markets off the east end of its system. This bi-directional flow capability was added in 1996 to increase system flexibility and utilization. New in-fill drilling programs approved by the New Mexico Oil Conservation Division for the San Juan basin and new Rockies production are also expected to increase Transwestern's San Juan lateral utilization. The Transwestern pipeline system can also supplement the San Juan basin production with gas supply from the Rocky Mountain basin via its interconnects with Northwest Pipeline Corporation, which is owned by The Williams Companies, and the TransColorado Gas Transmission Company, which is owned by Kinder Morgan, Inc. These two interconnects combine to provide the Transwestern pipeline system with approximately 500 BBtu/d of access to Rocky Mountain supplies. Since 2000, Transwestern has added five (5) new receipt interconnects in its East of Thoreau area: (1) an approximately 80 BBtu/d interconnect with Natural Gas Pipeline Company; (2) an approximately 20 BBtu/d interconnect with EOG Resources; (3) an approximately 40 BBtu/d interconnect with El Paso Field Services; (4) an approximately 120 BBtu/d interconnect with Agave Energy Company; and (5) an approximately 150 BBtu/d interconnect with NNG. In addition, a new approximately 50 BBtu/d interconnect, as well as an approximately 100 BBtu/d expansion of an existing interconnect, with Red Cedar Gathering, were completed in the San Juan basin area in 2001.

          In June 2003, the bi-directional Rio Puerco interconnect with Public Service Company of New Mexico was expanded by approximately 50 BBtu/d. This dual purpose point allows Transwestern to receive more San Juan gas supply from Public Service Company of New Mexico in the summer and increase deliveries to it during peak winter months.

          In July 2003, Transwestern completed the facilities necessary to provide shippers direct access to underground storage capacity. This 2 TBtu storage facility, owned by UnoCal Keystone Gas Storage, LLC, has the ability to deliver to Transwestern or receive from Transwestern up to 100 BBtu/d.

          b. Citrus. Citrus serves as the holding company for Florida Gas, Citrus Trading, and Citrus Energy Services. The Florida Gas pipeline system currently extends for approximately 5,000 miles from southeast Texas through the Gulf Coast region of the United States to southeastern Florida, with a pipeline also extending to the west coast of Florida, including the Tampa, St. Petersburg, and Ft. Myers areas. The Florida Gas pipeline system includes 29 mainline and field compressor stations with approximately 487,980 hp of compression (approximately 507,000 hp of compression upon the completion of the Phase VI Expansion). Florida Gas's pipeline system is designed to transport approximately 2.1 TBtu/d of natural gas to the State of Florida during periods of peak demand.

          Florida Gas has two marketing regions: the Western Division, representing Texas, Louisiana, Mississippi and Alabama, and the Market Area, representing Florida. Western Division transport charges are mileage-based rates. Market Area division transport charges are postage stamp rates, meaning the customer can transport on Florida Gas's pipeline system at a fixed rate regardless of receipt point or delivery point into Florida.

          Citrus Trading purchases and sells natural gas to end users in Florida. It currently has contracts to purchase and sell approximately 42 BBtu/d of natural gas. Citrus Trading sells gas to two customers at the present time. Citrus Trading's gas purchase contract with Duke Energy LNG is the subject of a dispute, and each party has provided notice of termination of the contract. Refer to Section IX.D., "Legal Proceedings", for further information. Citrus Trading sells gas to Auburndale Power Partners, LP and Progress Energy Florida, Inc., and buys gas through El Paso Merchant Energy, an affiliate of Southern Natural Gas. Refer to Section XIV.H.5.a., "Citrus Trading Contract Risk" for further information.

          Citrus Trading makes sales pursuant to a blanket marketing certificate issued by FERC. The prices charged by Citrus Trading are not currently regulated by FERC. In a prior FERC proceeding, FERC had threatened to revoke Citrus Trading's blanket certificate, which would have prevented Citrus Trading from making sales for resale in interstate commerce at market rates, as opposed to cost-based rates (although Citrus Trading could make direct sales to end-users at market rates). By order dated June 25, 2003, FERC dismissed Citrus Trading from the proceeding, taking no action against it.

          Citrus Energy Services is primarily in the business of providing operations and maintenance services to customers of Florida Gas and Citrus Trading. Due to increased insurance costs and pipeline integrity legislation that affects operators, Citrus Energy Services is in the process of exiting this business. The majority of the personnel operating Citrus Energy Services are direct employees of Florida Gas and to a lesser extent Citrus. Certain ENE entities provide management and support services to Citrus and its subsidiaries through an operating agreement that expired on June 30, 2001. Refer to Section IX.A.1.b., "Employees and Pipeline Services" for further information. Refer to Section XIV.H., "CrossCountry" for further information about Citrus and its subsidiaries.

               (i) Expansions.

                    (A) Phase V Expansion. In April 2003, Florida Gas completed its Phase V Expansion, which added approximately 167 miles of pipeline and approximately 133,000 hp of additional compression. The Phase V Expansion increased the Florida Gas pipeline system's capacity by approximately 428 BBtu/d. The cost of this project is estimated to be approximately $425 million, and is supported by incremental long-term firm transportation service agreements for substantially all incremental peak period capacity. As part of Florida Gas's Phase V Expansion, it acquired an undivided interest in Gulf South Pipeline Company's Mobile Bay lateral pipeline. This undivided interest gives the Florida Gas pipeline system approximately 300 BBtu/d of firm receipt capacity on the Mobile Bay lateral pipeline. This purchase was closed in March 2002, to coincide with the in-service date of the first stage of the Phase V Expansion, which occurred in April 2002. Additionally, Florida Gas constructed the necessary facilities to connect this lateral pipeline to its mainline in Mobile County, Alabama.

                    (B) Phase VI Expansion. Florida Gas is in the process of constructing approximately 33 miles of pipeline and approximately 18,600 hp of additional compression at existing compression stations, which will increase its summer capacity by approximately 121 BBtu/d. This expansion is estimated to cost approximately $100 million upon completion and is supported by incremental long-term firm transportation service agreements for substantially all incremental peak period capacity. FERC issued a preliminary determination approving all non-environmental matters on February 28, 2002, and Florida Gas received a final certificate approving the Phase VI Expansion on June 13, 2002. The initial stage of its Phase VI Expansion was placed in service on June 1, 2003, and, except for certain compression modifications, the remainder of the project was completed on November 1, 2003.

                    (C) Future Expansions. Due to increasing demand for natural gas in Florida, Florida Gas continues to pursue opportunities to expand its pipeline system to meet the growing market requirements. Florida Gas is currently evaluating future system enhancements and expansions.

               (ii) Customers. As of December 31, 2002, the Florida Gas pipeline system's peak period capacity was fully subscribed under firm transportation services agreements with approximately 140 customers. Florida Gas's pipeline system also has direct physical connections with Florida Gas's customers' local distribution systems and gas-fired electric generation facilities. Florida Gas predominantly serves two types of customers in Florida: electric generation and gas distribution. The electric generation customers, which account for approximately 80% of the total annual throughput on Florida Gas's pipeline system, have a seasonal load pattern characterized by higher summer demands, due to their airconditioning load requirements. The gas distribution customers have a seasonal load pattern characterized by higher demands during the winter, due to the heating requirements of their residential and small commercial customers. Florida Gas also serves industrial customers in

Florida that take gas at a fairly constant rate during the year, as well as industrial customers that take gas on a seasonal basis.

          Florida Gas's largest customers for 2002 were Florida Power and Light Company, which contracted for approximately 45% of revenues, and TECO Energy Inc. and its affiliates, which contracted for approximately 11% of revenues. Certain of Florida Gas's contracts have contingent termination or volume reduction rights. Although CrossCountry cannot assure that these rights will not be exercised, it does not anticipate that the exercise of these rights will have a material adverse impact on the financial condition of CrossCountry. Refer to
Section XIV.H.1.d., "Maintenance and Expiration of Transportation Service Agreements" for further information.

          Approximately 94% of Florida Gas's revenues for 2002 were derived from the reservation revenues that the customer must pay regardless of volumes shipped. The reservation revenues are based on contracted-for transport volumes priced at the reservation tariff rate, subject to certain rate caps. The remaining 6% of revenues were usage revenues that Florida Gas's customers paid based on the volumes that were scheduled. After giving effect to the Phase VI Expansion, Florida Gas's pipeline system will have a summer-time peak load capacity of approximately 2.1 BBtu/d, with an historical average annual throughput load factor of over 85%.

          Florida Gas's firm capacity is contracted at a high level through 2006. Many of Florida Gas's firm contracts have a "seasonal tilt," meaning that customers contract for a larger transportation quantity during their peak usage months than during off-peak months. Thus, Florida Gas has a larger percentage of its firm capacity under contract during the summer than during the winter. Over 90% of Florida Gas's peak capacity is fully contracted through 2010. After completion of the Phase VI expansion, Florida Gas's firm transportation agreements will have a weighted length of service in excess of 12 years.

               (iii) Supply. Florida Gas's pipeline system primarily receives natural gas from natural gas producing basins in the Louisiana and Texas Gulf Coast, Mobile Bay and offshore Gulf of Mexico. In addition, Florida Gas's pipeline system operates and maintains more than 40 interconnects with major interstate and intrastate natural gas pipelines, which provide Florida Gas's customers access to most major natural gas producing regions in the contiguous 48 states of the United States and in Canada.

               (iv) Citrus Governance. ENE and Southern Natural Gas, a subsidiary of El Paso, each currently owns 50% of the outstanding shares of Citrus. Following the contribution of ENE's interest in Citrus to CrossCountry Citrus Corp., Citrus will be owned equally by CrossCountry Citrus Corp. and Southern Natural Gas and will be governed by a six person board of directors, three of whom will be elected by CrossCountry Citrus Corp. and three of whom will be elected by Southern Natural Gas. Significant corporate governance, administration, transactions, policy, and operational decisions that affect Citrus and its subsidiaries must be approved by the Citrus board of directors, as required under the by-laws of Citrus and its subsidiaries. EOS, as operator, is responsible under the operating agreement for the day-to-day management of Citrus and the Florida Gas pipeline system. Refer to Section IX.A.1.b., "Employees and Pipeline Services" for further information.


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


          ENE and El Paso are deemed "Principals" under the Capital Stock Agreement, that governs ownership and disposition of the shares of Citrus. Southern Natural Gas became a party to the Capital Stock Agreement in February 2003 upon the transfer from El Paso to Southern Natural Gas of the Citrus shares held by El Paso. On December 1, 2003, the Bankruptcy Court entered a final and non-appealable order approving the assumption and assignment of the Capital Stock Agreement to CrossCountry or its designee. Following assumption and assignment pursuant to the order, CrossCountry or its designee will become the Principal under the Capital Stock Agreement, and ENE will be relieved from any obligations under the Capital Stock Agreement in accordance with section 365 of the Bankruptcy Code.

          The Capital Stock Agreement contains restrictions on the transfer of Citrus's stock. For example, a Principal, or a Subsidiary which holds the Citrus stock, may only transfer its Citrus stock to a Subsidiary, ("Subsidiary" is defined under the Capital Stock Agreement as an entity in which a Principal, either directly or indirectly, holds 100% of the capital stock entitled to vote in the election of directors). In the event that a Subsidiary of a Principal that owns Citrus stock ceases to be a Subsidiary of such Principal, the Citrus stock must be transferred back to the Principal.

          In addition, the Capital Stock Agreement contains certain rights of first refusal, which provide that, subject to limited exceptions, if a Principal desires to sell its shares of Citrus stock, or the shares held by a Subsidiary of such Principal, to a non-affiliate for cash, such shares must first be offered to the other Principal, in accordance with the conditions and procedures outlined in the Capital Stock Agreement.

          The Capital Stock Agreement also provides that if either Principal experiences a change of control as defined in the Capital Stock Agreement, the other Principal, known under the Capital Stock Agreement as the "Electing Principal," will have the option:

          - to purchase for cash all of the Citrus stock owned by the Principal to which the change of control relates, known under the Capital Stock Agreement as the "Non-electing Principal"; or

          - to require the Non-electing Principal to purchase for cash all of the Electing Principal's Citrus stock.

          In either case, the Citrus stock must be purchased or sold for a purchase price determined in accordance with the Capital Stock Agreement.

          c. Northern Plains. CrossCountry will hold its interest in Northern Border Partners through Northern Plains. Northern Plains, directly and through its subsidiary, Pan Border, holds a general-partner interest of approximately 1.65%, and a limited-partner interest of approximately 1.06%, in Northern Border Partners.


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


                  Northern Border Partners Ownership Structure

                                    (GRAPH)

          -------------------           -------------------
              TransCanada                  CrossCountry(1)
           PipeLines Limited
          -------------------           -------------------
                        |                    |
                        |                    |
                        | 100%               |    100%
                -------------------------------------------------------
                  Northwest          Northern             Pan Border
                   Border         Plains Natural   100%      Gas
                  Pipeline         Gas Company   _______   Company
                   Company          1.0% G.P.             0.65% G.P.
                  0.35% G.P.        1.06% G.P.
                ------------------------------------------------------
                                         |
                                         |
                                         |
----------------------      --------------------------------
 TC PipeLines L.P.(2)        Northern Border Partners, L.P.        ------------
     TC PipeLines            Northern Border Intermediate    _____    Public
     Intermediate                 Limited Partnership               Unitholders
 Limited Partnership                                               ------------
----------------------      --------------------------------
  |                                       |
  |                                       |
  |                                       |
  |     -----------------------------------------------------------------
  |     |       |           |          |          |          |          |
  | 30% | 70%   | 100%      | 100%     | 100%     | 100%     | 100%     | 100%
  |     |       |           |          |          |          |          |
----------  ---------  ----------  ---------  ---------  ---------  ---------
Northwest    Viking    Midwestern  Crestone   Bear Paw    Border      Black
 Border       Gas         Gas       Energy     Energy    Midstream    Mesa
Pipeline     Trans-     Trans-     Ventures,   L.L.C.    Services,  Holdings,
Company     mission    mission      L.L.C.                 Ltd.        Inc.
            Company    Company
----------  ---------  ----------  ---------  ---------  ---------  ---------

--------------------
(1) After the CrossCountry Transaction, this entity may be a wholly owned subsidiary of CrossCountry Distributing Company.

(2) TC PipeLines Intermediate Limited Partnership is a subsidiary of TC PipeLines, LP. TC PipeLines, LP is a publicly traded partnership whose general partner, TC PipeLines GP, Inc., is a wholly owned subsidiary of TransCanada PipeLines Limited.

          In addition to the distributions received by Northern Plains on its limited-partner interests, Northern Plains also receives an incentive distribution from Northern Border Partners as a result of its ownership of general-partner interests in Northern Border Partners. Under the incentive distribution provisions of the Northern Border Partners partnership agreement, the general partners are entitled to incentive distributions if the amount distributed in any quarter exceeds $0.605 per common unit ($2.42 per common unit annualized). The general partners are entitled to 15% of amounts distributed in excess of $0.605 per common unit, 25% of amounts distributed in excess of $0.715 per common unit ($2.86 per common unit annualized), and 50% of amounts distributed in excess of $0.935 per common unit ($3.74 per common unit annualized). The amounts that trigger incentive distributions at various levels are subject to adjustment in certain events, as described in the Northern Border Partners partnership agreement. The actual level of distributions Northern Plains will receive in the future will vary with the level of distributable cash determined in accordance with the Northern Border Partners partnership agreement. The level of distributable cash that Northern Border Partners receives from Northern Border Pipeline, its largest subsidiary, is subject to a cash distribution policy that can only be modified by unanimous approval which includes entities not controlled by CrossCountry. Northern Plains and Pan Border control 82.5% of the voting power on the

          Northern Border Partners partnership policy committee, which directs the activities of Northern Border Partners. The remaining 17.5% voting power on the Northern Border Partners partnership policy committee is held by Northwest Border Pipeline Company, a subsidiary of TransCanada PipeLines Limited. Pursuant to services and operating agreements, Northern Plains and NBP Services provide operating and administrative services to Northern Border Partners.


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


          Northern Border Partners owns a 70% general partner interest in Northern Border Pipeline. The remaining 30% general partner interest in Northern Border Pipeline is owned by TC Pipelines Intermediate Limited Partnership, a subsidiary of TC Pipelines, LP, a publicly traded partnership. Northern Border Pipeline owns and manages a 1,249-mile natural gas pipeline system. The Northern Border Pipeline system consists of 822 miles of 42-inch diameter pipe from the Canadian border to Ventura, Iowa, capable of transporting a total of approximately 2.4 TBtu/d; 30-inch diameter pipe and 36-inch diameter pipe, each approximately 147 miles in length, capable of transporting approximately 1.5 TBtu/d in total from Ventura, Iowa to Harper, Iowa; 226 miles of 36-inch diameter pipe and 19 miles of 30-inch diameter pipe capable of transporting approximately 844 BBtu/d from Harper, Iowa to Manhattan, Illinois (Chicago area); and 35 miles of 30-inch diameter pipe capable of transporting approximately 545 BBtu/d from Manhattan, Illinois to a terminus near North Hayden, Indiana.

          Along the Northern Border Pipeline system there are 16 compressor stations with a total of 499,000 hp and measurement facilities to support the receipt and delivery of gas at various points. Other facilities include four field offices and a microwave communication system with 51 tower sites. In the year ended December 31, 2002, Northern Border Partners estimated that Northern Border Pipeline transported approximately 20% of the total amount of natural gas imported from Canada to the United States.

          The Northern Border Pipeline system serves more than 50 firm transportation shippers with diverse operating and financial profiles. Based upon shippers' contractual obligations, as of December 31, 2002, 91% of the firm capacity was contracted by producers and marketers. The remaining firm capacity was contracted to local distribution companies (6%), interstate pipelines (2%) and end-users (1%). Assuming no extensions of existing contracts or execution of new contracts, approximately 70% of Northern Border Pipeline's capacity is under contract through December 31, 2004 and approximately 59% through December 31, 2005.

          Midwestern, a subsidiary of Northern Border Partners, owns a 350-mile pipeline system extending from an interconnection with Tennessee Gas Transmission near Portland, Tennessee to a point of interconnection with several interstate pipeline systems near Joliet, Illinois. Midwestern's pipeline system serves markets in Chicago, Kentucky, southern Illinois, and Indiana. Midwestern's pipeline system consists of 350 miles of 30-inch diameter pipe with a capacity of approximately 650 BBtu/d for volumes transported from Portland, Tennessee to the north. There are seven compressor stations with a total of 69,070 hp.

          Effective January 17, 2003, Northern Border Partners acquired Viking, including a one-third interest in Guardian Pipeline L.L.C., from Xcel Energy Inc. The Viking pipeline system extends from an interconnection with TransCanada near Emerson, Manitoba to an interconnection with ANR Pipeline Company near Marshfield, Wisconsin. Viking also has interconnections with NNG and Great Lakes Gas Transmission to serve markets in Minnesota, Wisconsin, and North Dakota. The Viking pipeline system consists of 499-miles of 24-inch diameter mainline pipeline with a design capacity of approximately 500 BBtu/d at the origin near Emerson, Manitoba and 300 BBtu/d at the terminus near Marshfield, Wisconsin, 95 miles of 24- inch mainline looping and 79 miles of smaller diameter lateral pipelines. There are eight compressor stations with a total of 68,650 hp. Based upon shipper contractual obligations as of December 31, 2002, approximately 72% of the firm transportation capacity is contracted by local


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


distribution companies, 24% by marketers, and 4% by end-users. Viking's source of gas supply is the western Canadian sedimentary basin.

          Through its ownership of Bear Paw Energy, LLC and Crestone Energy Ventures, Northern Border Partners has ownership interests in gathering systems in the Powder River, Wind River, and Williston basins and processing plants in the Wind River and Williston basins in the United States. Northern Border Partners also owns an interest in gathering pipelines in Alberta, Canada, through its subsidiary Border Midstream Services, Ltd. Northern Border Partners' subsidiary Black Mesa owns a 273-mile coal slurry pipeline and transports coal-water slurry via a pipeline in the southwestern United States. Northern Border Partners' gas gathering and processing segment provides services for the gathering, treating, processing and compression of natural gas and the fractionation of NGLs for third parties and related field services. Northern Border Partners does not explore for, or produce, crude oil or natural gas, and does not own crude oil or natural gas reserves. Refer to Section XIV.H.1.f., "Expansion of Northern Border Partners' Midstream Gas Gathering Business" for further information.

          On October 24, 2003, Northern Border Partners announced that it recorded a noncash charge in the third quarter 2003 of approximately $219 million to reflect asset and goodwill impairments for its natural gas gathering and processing business segment.

          The impairment analyses were performed in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 142 applies to goodwill for consolidated subsidiaries and became effective January 1, 2002. Under the standard, companies no longer amortize goodwill but are required to perform annual assessments of whether the book value of the goodwill is impaired. As indicated in Northern Border Partners' second quarter 2003 10-Q, the annual SFAS No. 142 impairment test was accelerated from the fourth quarter of 2003 to the third quarter of 2003 due to lower throughput volumes experienced and anticipated in the Powder River gathering systems. Northern Border Partners also performed an analysis of the carrying value of all of the tangible assets in the natural gas gathering and processing business segment under SFAS No. 144. The impairment charges are comprised of approximately $76 million related to the tangible assets in the Powder River Basin and approximately $143 million for the goodwill related to Northern Border Partners' gas gathering and processing segment. (For further information, reference Northern Border Partners' report for third quarter 2003 on Form 10-Q.)

          Additional information concerning the business of Northern Border Partners is contained in Northern Border Partners' 2002 annual report on Form 10-K, quarterly reports for the first, second and third quarters 2003 on Form 10-Q and current reports on Form 8-K, which are available in the "Related Documents" section at http://www.enron.com/corp/por/. For financial information on Northern Border Partners, refer to the consolidated financial statements of Northern Border Partners and related Management's Discussion and Analysis of Financial Condition and Results of Operations included in Northern Border Partners' annual report on Form 10-K. The Debtors did not prepare these reports, but they contain information which may be relevant to the Creditors' decision to approve the Plan.

     3.   Competition

          The interstate Pipeline Businesses compete with other pipeline companies for transportation customers on the basis of transportation rates, access to competitively priced supplies of natural gas in markets served by the pipelines, and the quality and reliability of transportation services. The competitiveness of transportation services on a given pipeline to any market is generally determined by the total delivered natural gas price from a particular supply basin to the market served by the pipeline. The cost of transportation on the pipeline is only one component of the total delivered cost.

          Overall, the interstate Pipeline Businesses' transportation volumes are also affected by factors such as the availability and economic attractiveness of other energy sources. Hydroelectric generation, for example, may become available based on ample snowfall and displace demand for natural gas as a fuel for electric generation. In providing interruptible and short-term transportation service, the interstate Pipeline Businesses also compete with released capacity offered by shippers holding firm contract capacity on their pipelines.

          a. Transwestern. Transwestern competes with several interstate pipelines to serve the California market. These major competitors are Pacific Gas and Electric-Gas Transmission Northwest Corporation, Kern River, El Paso Natural Gas, and Southern Trails Pipeline Company. Pacific Gas and Electric-Gas Transmission Northwest Corporation transports western Canadian supplies and Kern River transports Rocky Mountain supplies to the California markets. Like Transwestern, El Paso Natural Gas transports southwest United States supplies from the San Juan, Permian, and Anadarko basins to the California border. Southern Trails Pipeline Company carries approximately 80 BBtu/d from the San Juan area to the California border. Transwestern's pipeline capacity currently represents approximately 15% of the available pipeline capacity to the California markets. Transwestern and El Paso Natural Gas are the only interstate pipelines that currently serve the Arizona and New Mexico markets.

          Based upon publicly available information Kern River has completed an expansion that increased its capacity capable of reaching the California border by approximately 900 BBtu/d. The Kern River expansion was placed in-service May 1, 2003. El Paso Natural Gas received FERC approval to complete its "Power Up" Project adding additional transportation capacity of 320 BBtu/d to the California border by April 1, 2005. When the primary term of Transwestern's firm contracts expire, competition from Kern River and El Paso Natural Gas may have a material adverse effect on Transwestern's ability to extend its contracts at maximum tariff rates. Refer to Section XIV.H.1.d., "Maintenance and Expiration of Transportation Service Agreements" for further information.

          b. Citrus. Historically, the Florida Gas pipeline system has been the only interstate natural gas pipeline system serving peninsular Florida. This changed on May 28, 2002, when Phase I of the Gulfstream expansion was placed into service. Gulfstream is sponsored by a joint venture of Duke Energy Corporation and The Williams Companies. According to Gulfstream's press releases, Phase I of the Gulfstream project consists of a 581-mile pipeline system that originates near Pascagoula, Mississippi and Mobile, Alabama and traverses the Gulf of Mexico to Florida, coming onshore near Tampa in Manatee County, Florida. Gulfstream's filings with FERC report that Gulfstream has firm contracts for over approximately 300 BBtu/d on a pipeline with a certificated capacity of approximately 1 TBtu/d. CrossCountry understands that Gulfstream has direct connections with six of Florida Gas's customers.

          Gulfstream has interconnects with Florida Gas's pipeline system in Hardee and Osceola Counties, Florida. Gulfstream has proposed a Phase II expansion across central Florida, which would ultimately extend its pipeline system to Palm Beach County. Gulfstream's Phase II expansion was originally scheduled to be placed into service on or about June 1, 2003, but Gulfstream has delayed the Phase II expansion in-service date.

          In a May 30, 2003 press release, Gulfstream announced the execution of a 23-year firm transportation agreement with Florida Power & Light Company in which Gulfstream will provide up to 350 BBtu/d of firm gas transportation service for their planned Martin and Manatee repowering projects in mid-2005.

          Gulfstream's primary future target markets are expected to be gas-fired electric generation projects that are anticipated to be developed over the next 10 years. Gulfstream's proposed tariff rates after the completion of its Phase II expansion are expected to be comparable to Florida Gas's incrementally priced firm transportation service rate schedule (FTS-2). Gulfstream may directly compete with Florida Gas to serve several customers. This would not affect the collection of the reservation revenues on Florida Gas's current contracts, but it could impact the usage of Florida Gas's facilities. CrossCountry believes that Florida Gas's contracts expiring prior to 2015 (FTS-1 contracts) will not be materially impacted by Gulfstream, as the reservation rates under these contracts are lower than Gulfstream's current tariff. However, when the primary terms of the first FTS-2 contracts expire in 2015, competition from Gulfstream may have a material adverse effect on Florida Gas's ability to extend such contracts at maximum tariff rates. Refer to Section XIV.H.1.d., "Maintenance and Expiration of Transportation Service Agreements" for further information.

          Florida Gas also serves the Florida panhandle, where it competes with Gulf South Pipeline Company and the natural gas transportation business of the South Georgia system, which is owned by Southern Natural Gas. Florida Gas faces additional competition to a lesser degree, from alternate fuels, including residual fuel oil, in the Florida market, as well as from proposed LNG facilities.

          c. Northern Plains. Northern Border Pipeline and Viking compete with other pipeline companies that transport natural gas from the western Canadian sedimentary basin or that transport natural gas to end-use markets in the midwest United States. Their competitive positions are affected by the availability of Canadian natural gas for export, the availability of other sources of natural gas and demand for natural gas in the United States. Demand for transportation services on these pipeline systems is affected by natural gas prices, the relationship between export capacity and production in the western Canadian sedimentary basin, and natural gas shipped from producing areas in the United States. Shippers of natural gas produced in the western Canadian sedimentary basin also have other options to transport Canadian natural gas to the United States, including transportation on the Alliance Pipeline and TransCanada's pipeline system, through various interconnects with U.S. interstate pipelines or to markets on the west coast of the United States.

          Midwestern can receive and deliver gas at either end of its pipeline system, which makes it a header pipeline system. Consequently, Midwestern faces competition from multiple supply sources and interstate pipelines. In the Chicago market, Midwestern competes with pipelines transporting gas from the Gulf Coast and the mid-continent and gas sourced from Canada. In the Indiana and Western Kentucky markets, Midwestern competes primarily against pipelines transporting gas from the Gulf Coast and mid-continent into these markets.

     4.   Demand for Natural Gas Pipeline Transportation Capacity

          The long-term financial condition of the Pipeline Businesses is dependent on the continued availability of economic natural gas supplies. Natural gas reserves may require significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation, and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with the Pipeline Businesses' pipeline systems. Low prices for natural gas, regulatory limitations or the lack of available capital for these projects could adversely affect the development of additional reserves and the production, gathering, storage, and pipeline transmission of natural gas supplies.

          Each of the interstate Pipeline Businesses also depends on the level of demand for natural gas in the markets the interstate Pipeline Businesses serve. The volumes of natural gas delivered to these markets from other sources affect the demand for both the natural gas supplies and the use of the pipeline systems. Demand for natural gas to serve other markets also influences the ability and willingness of shippers to use the interstate Pipeline Businesses' systems to meet demand in the markets that the interstate Pipeline Businesses serve.

          A variety of factors could affect the demand for natural gas pipeline capacity in the markets that the interstate Pipeline Businesses serve. These factors include:

          -    economic conditions;

          -    fuel conservation measures;

          -    alternative energy availability and prices;

          -    gas storage inventory levels;

          -    climatic conditions;

          -    government regulation; and

          - technological advances in fuel economy and energy generation devices.

          The interstate Pipeline Businesses' primary exposure to market risk occurs at the time existing transportation contracts expire and are subject to renegotiation. A key determinant of the value that customers can realize from firm transportation on a pipeline is the basis differential or market price spread between two points on the pipeline and/or competition from other pipelines or other fuels. The difference in natural gas prices between the points along the pipeline where gas enters and where gas is delivered represents the gross margin that a customer can expect to achieve from holding transportation capacity at any point in time. This margin and its variability become important factors in determining the rates customers are willing to pay when they renegotiate their transportation contracts. The basis differential between markets can be affected by trends in production, available capacity, storage inventories, weather, and general market demand in the respective areas.

          CrossCountry cannot predict whether these or other factors will have an adverse effect on demand for use of the interstate Pipeline Businesses to be contributed to CrossCountry or how significant that adverse effect could be. Refer to Section XIV.H.1.i., "Significant Decrease in Demand for Natural Gas" for further information.

     5.   Seasonality

          Transwestern's demand is not distinguished by strong seasonal patterns. Demand for delivery capacity to the western market is impacted by natural gas requirements for electric generation in the Southwest region, which can be significantly impacted by high/low hydroelectric power generation levels available from the Pacific Northwest. Management of storage fields in California allow utilities to levelize peak demand for natural gas. Demand for delivery capacity to the eastern market can be impacted by electric generation gas requirements in the Texas intrastate markets for summer air conditioning loads and by demand for winter heating gas requirements in the Midwestern markets. With minor exceptions, Transwestern's long-term transportation agreements are not subject to seasonal fluctuations in demand revenues.

          Florida Gas has experienced significant fluctuation in seasonal demand for natural gas transportation into Florida, with historically the highest throughput occurring from May through September. Florida Gas's contracted for base capacity peaks in the summer to coincide with the electric load needed to provide air conditioning in the Florida market. In spite of seasonal fluctuations, Florida Gas's pipeline system has consistently exceeded an annual pipeline throughput load factor of over 85%. However, because of the straight-fixed variable (SFV) rate design implemented in 1993, these seasonal fluctuations have not had a material impact on Florida Gas's revenues or net income. For the last several years, the higher cost of competing fuel to Florida Gas's customers has created additional demand for natural gas, and the pipeline throughput has remained at high levels effectively year round; however, price differentials between competing fuels and natural gas fluctuate on a periodic basis. CrossCountry cannot predict whether or to what extent these conditions will continue.

          Throughput on Northern Border Partners' pipelines may experience seasonal fluctuations depending upon the level of winter heating load demand or summer electric generation usage in the markets served by the pipeline systems. However, since approximately 98% of the agreed upon cost of service for these pipelines is attributable to demand charges, Northern Border Partners' revenues are not impacted materially by such seasonal throughput variations.

     6.   Regulatory Environment

          The interstate Pipeline Businesses to be contributed to CrossCountry pursuant to the formation transactions are regulated by FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Generally, FERC's authority extends to:

     -    transportation of natural gas;


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


          -    rates and charges;

          -    certification and construction or acquisition of facilities;

          -    abandonment of facilities;

          -    initiation and discontinuation of service;

          -    maintenance of accounts and records;

          -    relationships between pipelines and their marketing affiliates;

          -    terms and conditions of service; and

          -    depreciation and amortization policies.

          FERC regulates the rates and charges for transportation in interstate commerce. Natural gas companies may not charge rates exceeding rates determined to be just and reasonable by FERC. Generally, rates for interstate pipelines are based on the applicable pipeline's cost of service, including recovery of, and a return on, the pipeline's actual historical net investment. In addition, FERC prohibits natural gas companies from unduly preferential or discriminatory treatment of any person with respect to pipeline rates or terms and conditions of service. Some types of rates may be discounted without further FERC authorization and rates may be negotiated subject to FERC approval. The rates and terms and conditions for service are found in FERC approved tariffs. Under its tariff, an interstate pipeline is allowed to charge for its services on the basis of stated transportation rates. Transportation rates are established periodically in FERC proceedings known as rate cases. The tariff also allows the interstate pipeline to provide services under negotiated and discounted rates.

          The fees or rates established under the interstate Pipeline Businesses' tariffs are a function of their costs of providing services to their customers, including a reasonable return on invested capital; consequently, their financial results have historically been relatively stable. However, these results can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition, and the creditworthiness of customers. From time to time, the interstate Pipeline Businesses file to make changes to their tariffs to clarify provisions, to reflect current industry practices and to reflect recent FERC changes in regulations and other rulings. Refer to Section XIV.H.1.c., "FERC Imposed Tariff Adjustments" for further information.

          FERC Order No. 636 required interstate natural gas pipelines that perform open access transportation under blanket certificates to "unbundle" or separate their traditional merchant sales services from their transportation and storage services. In addition Order No. 636 required pipelines to provide comparable transportation and storage services with respect to all natural gas supplies, whether such natural gas is purchased from the pipeline or from other merchants such as marketers or producers. Each interstate natural gas pipeline is required to separately state the applicable rates for each unbundled service. Except for certain marketing subsidiaries, the Pipeline Businesses proposed to be contributed to CrossCountry pursuant to the formation transactions do not provide merchant services, except for Transwestern, which provides sales service to certain small customers.

          On February 9, 2000, FERC issued Order No. 637, which amended specified regulations governing interstate natural gas transmission companies in response to the development of more competitive markets for natural gas and the transportation of natural gas. Among other things, FERC Order No. 637 revised FERC pricing policy by waiving price ceilings for short-term released interstate pipeline transportation capacity for a two-year period (which expired on September 30, 2002), and effected changes in FERC regulations relating to interstate transportation scheduling procedures, capacity segmentation, pipeline penalties, rights of first refusal and information reporting. Most major aspects of Order No. 637 are pending judicial review. It is uncertain whether and to what extent FERC's market reforms will survive judicial review and, if so, whether FERC's actions will achieve the goal of further increasing competition in natural gas markets. The final rule also required the posting of corporate and pipeline organizational charts, names, and job descriptions. The reporting requirements became effective September 1, 2000.

          The interstate Pipeline Businesses are also subject to the requirements of FERC Order Nos. 497 and 566, which prohibit preferential treatment by an interstate natural gas pipeline of its marketing affiliates and govern the information an interstate natural gas pipeline can provide to its marketing affiliates. On September 27, 2001, FERC issued a NOPR in Docket No. RM01-10 in which it proposed new standards of conduct that would apply uniformly to natural gas pipelines and public utilities transmitting electricity. FERC is proposing one set of standards to govern relationships between such regulated natural gas and electric transmission providers and all energy affiliates. Should a final rule be issued in this proceeding, the interstate Pipeline Businesses to be contributed to CrossCountry pursuant to the formation transactions may be subject to standards that could result in additional costs and separation of functions and staffing with its affiliates. In May 2002, FERC held a technical conference on the proposed rulemaking. To date, FERC has not acted on the proposal.

          On July 17, 2002, FERC issued a Notice of Inquiry Concerning Natural Gas Pipeline Negotiated Rate Policies and Practices in Docket No. PL02-6-000. Subsequently, FERC issued an order on July 25, 2003, modifying its prior policy on negotiated rates. FERC ruled that it would no longer permit the pricing of negotiated rates based upon natural gas commodity price indices. Negotiated rates based upon such indices may continue until the end of the contract period for which such rates were negotiated, but such rates will not be prospectively approved by FERC. FERC also imposed certain requirements on other types of negotiated rate transactions to ensure that the agreements embodying such transactions do not materially differ from the terms and conditions set forth in the tariff of the pipeline entering into the transaction. Since the Pipeline Businesses do not derive a significant source of their revenues from negotiated rate transactions, this FERC ruling is not expected to have a material effect on their businesses.

          Recent FERC orders in proceedings involving other natural gas pipelines have addressed certain aspects of the pipelines' creditworthiness provisions set forth in their tariffs. In addition, industry groups such as the Northern American Energy Standards Board are studying creditworthiness standards and may recommend that FERC promulgate changes in such


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standards on an industry-wide basis. The enactment of some of these recommendations may have the effect of easing certain creditworthiness standards and parameters currently reflected in the interstate Pipeline Businesses' tariffs. Recent FERC orders have indicated, however, that pipelines are free to negotiate credit terms relative to the construction of new facilities by a pipeline, which are then effective for the term of the contract and are not superceded by tariff provisions once the facilities are completed. At this stage of the rulemaking proceedings, however, CrossCountry cannot predict what changes may be required, if any, or the ultimate impact, if any, such changes would have on the Pipeline Businesses.

          On August 1, 2002, FERC issued a NOPR in Docket No. RM02-14-000 regarding the regulation of the cash management practices of the natural gas and other companies that it regulates. On June 26, 2003, FERC issued an interim rule in that proceeding that amended FERC's regulations to provide for documentation requirements for cash management programs and to implement new reporting requirements. Specifically, under the interim rule, all cash management agreements between regulated entities and their affiliates must be in writing, must specify the duties and responsibilities of cash management participants and administrators, must specify the methods for calculating interest and for allocating interest income and expense, and must specify any restrictions on deposits or borrowings by participants. A FERC-regulated entity must file with FERC any cash management agreements to which it is a party, as well as any subsequent changes to such agreements. In addition, a FERC-regulated entity must notify FERC when its proprietary capital ratio falls below 30%. Such notification must include the entity's proprietary capital ratio, the significant event(s) or transaction(s) that contributed to the proprietary capital ratio falling below 30%, the extent to which the entity has amounts loaned or advanced to others within its corporate group through its cash management program, and plans, if any, to raise its proprietary capital ratio. The entity is also required to notify FERC when the entity's proprietary capital ratio subsequently returns to or exceeds 30%. This FERC ruling is not expected to have a material effect on CrossCountry.

          Also on August 1, 2002, FERC's Chief Accountant issued an Accounting Release providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirement that a FERC-regulated entity maintain a minimum proprietary capital balance of 30% and that the entity and its parent have investment-grade credit ratings. Requests for rehearing were filed on August 30, 2002. FERC has not yet acted on the rehearing requests. Although it cannot predict the outcome of the rehearing, CrossCountry does not expect that FERC's proposed accounting rules/guidance will have a material adverse impact on the interstate Pipeline Businesses' cash management practices.

          The Pipeline Safety Improvement Act of 2002, Public Law 107-355, was signed into law on December 17, 2002, providing guidelines in the areas of risk analysis and integrity management, public education programs, verification of operator qualification programs and filings with the National Pipeline Mapping System. The Pipeline Safety Improvement Act of 2002 requires pipeline companies to perform integrity assessments on pipeline segments that exist in high population density areas or near specifically identified sites that are designated as high consequence areas. Pipeline companies are required to perform the integrity assessments within ten years of the date of enactment and must perform subsequent integrity assessments on a seven-year cycle. At least 50% of the highest risk segments must be assessed within five years


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


of the enactment date. The risk ratings are based on numerous factors, including the population density in the geographic regions traversed by a particular pipeline, as well as other factors related to the condition of the pipeline and its protective coating and the pipeline segment's susceptibility or vulnerability to various other integrity threats, such as third-party damage. Assessments will consist of hydrostatic testing, internal electronic testing, or direct assessment of the piping. In addition, within one year of the law's enactment, the Pipeline Businesses' operator qualification programs, in force since the mandatory compliance date of October 2002, must also conform to standards the DOT is responsible for providing. The regulations implementing the Pipeline Safety Improvement Act of 2002 are not yet final. Rules on integrity management, direct assessment usage, and the operator qualification standards are mandated by the Pipeline Safety Improvement Act of 2002 to be completed by December 17, 2003. CrossCountry cannot predict the outcome or impact of these rules and regulations. The interstate Pipeline Businesses have made the required filings with the national Pipeline Mapping System, and have reviewed and revised their Public Education Program, both as required by the Pipeline Safety Improvement Act of 2002.

          Additional proposals that might affect the natural gas pipeline industry are considered from time to time by Congress, FERC, the DOT, other Federal agencies, state regulatory bodies, and the courts. CrossCountry cannot predict when or if any new proposals might be implemented or, if so, how CrossCountry's Pipeline Businesses might be impacted.

          CrossCountry is a subsidiary of ENE, a holding company under PUHCA. On December 31, 2003, ENE, Stephen Forbes Cooper, LLC and PGE Trust, an entity that may be formed in the future, filed an application under Section 3(a)(4) of PUHCA. This application claims, for each of the applicants, an exemption as a public utility holding company based on the temporary nature of the applicants' current or proposed interest in PGE under the Plan. Under Section 3(c) of PUHCA, ENE and the other applicants are entitled to a temporary exemption from PUHCA until the SEC has acted on the Section 3(a)(4) application. The temporary exemption also extends to ENE's subsidiaries whether or not they are Debtors. If ENE cannot maintain an exemption under PUHCA and it must register as a holding company, ENE and its subsidiaries, including CrossCountry, may become subject to additional regulation by the SEC under PUHCA with respect to certain matters, including transactions with ENE and its subsidiaries. Refer to Section XIV.E.2., "PUHCA" for further information.

          a. Transwestern. In January 2002, FERC initiated an audit of Transwestern's compliance with FERC's accounting and reporting requirements and regulations, including requirements and regulations relating to cash management practices. On September 8, 2003, FERC issued an order finding that the audit did not identify any instances of noncompliance with such requirements and regulations.

          On July 27, 1995 and on October 16, 1996, respectively, FERC approved Transwestern's 1995 Global Settlement and 1996 Mini-Settlement (Docket Nos. RP95-271, et al.) resolving all issues related to Southern California Gas's turnback of capacity, all outstanding issues in the Transwestern's Order 636 restructuring proceeding, its pending certificate proceedings relating to the abandonment of gathering facilities and other rate proceedings. The Global and Mini-Settlements established rates applicable to seven shippers (or their successors) specified as Current Firm Customers in Transwestern's tariff. The rates applicable to the Current


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


Firm Customers were originally lower than the maximum tariff rates applicable to other customers, but escalate each year based on inflation, with a minimum annual increase of 2% and a maximum annual increase of 5%. The Global Settlement also provided that, effective November 1, 2001, Transwestern would be at risk for recovery of all costs assigned to unsubscribed capacity.

          Transwestern has completed its transition under Order No. 636, unbundling its transportation services and eliminating its sales service obligation as required by Order 636. Transwestern's tariff formula was designed to recover a cost of service that would reflect an 11.50% return on equity with a pre-tax return of 14.65%. These returns were part of Transwestern's 1994 rate case settlement.

          In Order No. 637, FERC made changes to its current regulatory model to enhance the effectiveness and efficiency of gas markets as they have evolved since Order No. 636. On August 17, 2000, and again on December 21, 2002, Transwestern filed changes to its tariff to comply with Order No. 637. In an order issued October 10, 2002, FERC found that Transwestern had generally complied with Order No. 637 and required Transwestern to file tariff sheets in compliance with the October 10, 2002 Order. On November 12, 2002, Transwestern made its filing in compliance with the October 10, 2002 Order. The compliance filing was accepted by a FERC order issued on December 30, 2002 with tariff sheets effective January 1, 2003.

          In February 2001, Transwestern filed negotiated rate transactions in Docket Nos. RP97-288-009, 010, 011 and 012 with Sempra Energy Trading and Richardson Products Company containing index based rates. On March 2, 2001, FERC issued an order accepting Transwestern's negotiated rates transactions in the above-referenced proceedings, subject to refund and subject to a further FERC order on the merits. On July 26, 2001, FERC issued an order setting these proceedings for an expedited hearing, which was held on August 29, 2001. Based on the testimony and other evidence presented at the hearing, the presiding administrative law judge issued findings of fact and law favorable to Transwestern. Subsequent to the filing of these negotiated rate transactions, Transwestern filed additional negotiated rate transactions in other dockets. FERC also accepted those transactions, subject to refund and subject to the outcome of the proceedings in Docket Nos. RP97-288-009, 010, 011 and 012. On July 17, 2002, FERC issued an order that rejected the findings of the administrative law judge and that required Transwestern to refund the amounts by which the negotiated rate transactions with Sempra Energy Trading and Richardson Products Company exceeded Transwestern's applicable maximum tariff rates. In the order, FERC states that Transwestern violated the terms of its FERC gas tariff and its website. The focus of the order was Transwestern's pricing of transportation service based on differentials in commodity price indices. FERC precluded Transwestern from entering into new contracts priced on that basis for a one-year period, which expired July 17, 2003. Transwestern subsequently negotiated with its customers a settlement of all pending negotiated rate proceedings with the exception of the rate proceedings in connection with the Red Rock expansion project. This settlement has been approved by FERC and Transwestern made the refunds of approximately $9.9 million (including interest of $1.1 million), required by the settlement on March 14, 2003.


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


          The Red Rock expansion contracts provide for a one part fixed demand rate that is not tied to differentials in commodity price indices. Although the Red Rock expansion contracts do not involve index-based pricing, they do provide for pricing in excess of Transwestern's maximum rates. If FERC changes its current policy permitting such pricing, Transwestern may be required to modify the rates payable under those agreements and make refunds of amounts already collected in excess of maximum tariff rates.

          On March 29, 2001, Transwestern filed with FERC a Section 7(b)/7(c) application for Transwestern's Red Rock expansion requesting permission and approval to: (1) abandon in-place existing units totaling 49,500 hp at Transwestern's pipeline Stations 1, 2, 3, and 4, and (2) install a 41,500 hp unit at each station, resulting in approximately 150,000 MMBtu/d of incremental firm capacity from Thoreau, New Mexico to the California border. Transwestern received a FERC order dated July 16, 2001 approving its application request, and commenced construction on December 26, 2001. On November 26, 2001, Transwestern filed a request with FERC to extend the construction completion date for Station 4 to July 16, 2003. Transwestern does not anticipate that it will place Station 4 in-service under this authorization. The Red Rock expansion was placed in-service on June 15, 2002.

          On August 1, 2002, FERC issued an Order to Respond in Docket No. IN02-6- 000. The August 1, 2002 Order required Transwestern to provide, within 30 days of the date of the August 1, 2002 Order, written responses stating why FERC should not find that Transwestern: (1) violated FERC's Uniform System of Accounts by failing to maintain written cash management agreements with their parent company; (2) acted imprudently in entering into certain secured loan arrangements; and (3) should be prohibited from passing costs arising from such loans and arrangements on to ratepayers in future rate proceedings before FERC. On September 3, 2002, Transwestern filed a written response with FERC. On October 31, 2002, FERC issued an Order Approving Stipulation and Consent Agreement approving a Stipulation and Consent Agreement between FERC's Chief Accountant, Division of Enforcement and Investigations, Office of Market Oversight and Investigations, and Transwestern. The stipulation provides, among other things, that: (a) Transwestern will comply with the final rule regarding written cash management practices resulting from FERC's NOPR, Regulation of Cash Management Practices, in Docket No. RM02-14-000 issued August 1, 2002; (b) Transwestern will not include the costs associated with the $550 million loan entered into by Transwestern on November 13, 2001 in any future rate proceedings before FERC; and (c) FERC reserves the right to determine, in any future proceeding under Section 4 of the Natural Gas Act, whether the costs associated with any future refinancing of the $550 million loan entered into by Transwestern on November 13, 2001 are just and reasonable.

          On November 21, 2002, the "Indicated Shippers" filed a request for clarification and/or rehearing of the October 31, 2002 Order. The Indicated Shippers contend that language in the October 31, 2002 Order is inconsistent with the terms of the stipulation. Specifically, the Indicated Shippers argue that certain language in the October 31, 2002 Order would preclude Transwestern from passing through to its rate payers the costs of any refinancing or replacement of the original $550 million loan, while the stipulation itself contains no such prohibition. On December 2, 2002, Transwestern filed a response to the Indicated Shippers' pleading, which sets forth Transwestern's arguments that there is no such inconsistency, and, alternatively, if such an inconsistency does exist, it must be resolved in favor of the language in the stipulation. FERC


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


has not yet acted on either the Indicated Shippers' request for clarification and/or rehearing or Transwestern's response to such request.

          Transwestern has entered into compression services agreements with ECS, a non- Debtor ENE affiliate, and continues to perform under the terms of such agreements. The agreements require ECS to provide electric horsepower capacity and related horsepower hours to be used to operate the Bisti, Bloomfield, and Gallup electric compressor stations located in New Mexico for which Transwestern pays ECS a compression service charge in cash and in volumes of natural gas. In addition, ECS is required to pay Transwestern a monthly operating and maintenance fee to operate and maintain certain equipment owned by ECS at the facilities. On March 26, 2003, FERC issued a show cause order to ECS that required ECS to demonstrate why it did not violate the terms of its blanket natural gas marketing authorization from FERC when ECS allegedly engaged in certain transactions on the EnronOnline(R) electronic trading platform. On June 25, 2003, FERC issued an order that revoked ECS's blanket authorization. However, this order also provided ECS limited authorization for the sole use of marketing gas entitlements accrued under ECS's existing compression services agreements, which include the agreements ECS has entered into with Transwestern.

          Under the terms of Transwestern's 1995 Global Settlement and 1996 Mini- Settlement discussed above, Transwestern is required to file a rate case with FERC to become effective no later than November 2006. Refer to Section XIV.H.1.c., "FERC Imposed Tariff Adjustments" for further information about the risks inherent in FERC rate reviews.

          b. Citrus. In a series of orders issued in 1993, FERC approved Florida Gas's FERC Gas Tariff, Third Revised Volume No. 1, pursuant to which Florida Gas implemented the provisions of FERC Order No. 636 on November 1, 1993. The Order No. 636 tariff provided for unbundled firm and interruptible transportation services in Florida Gas's Western Division (Texas, Louisiana, Mississippi and Alabama) and Florida Gas's Market Area (Florida) and implemented the SFV rate design required by Order 636.

          Florida Gas is currently subject to an audit by FERC of Florida Gas's compliance with FERC's accounting and reporting requirements and regulations, including, without limitation, requirements and regulations relating to cash management practices. FERC has submitted numerous data requests as part of that audit, and Florida Gas has responded to each of those data requests. It is currently not known whether the audit has been completed or what further information, if any, may be requested in connection with such audit or what the ultimate conclusions or results of such audit will be.

          On March 1, 1995, Florida Gas placed into service its Phase III Expansion, which increased Florida Gas's market area capacity by approximately 530 BBtu/d to a total of approximately 1.4 TBtu/d. Because the cost of the much needed expansion, if rolled into existing rates, would have resulted in a rate increase to existing customers disproportionate to benefits they received, firm market area transportation service through the additional capacity is provided pursuant to an incrementally priced rate schedule, FTS-2. Florida Gas maintains separate accounting records and establishes separate maximum tariff rates for service through the capacity existing prior to the Phase III Expansion and for service through the capacity created by the Phase III Expansion and subsequent expansions.


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


          Florida Gas currently offers firm and interruptible transportation service in its Western Division under Rate Schedules FTS-WD and ITS-WD, respectively. Florida Gas offers firm transportation service into its Market Area under Existing System Rate Schedules SFTS (for certain small customers) and FTS-1, and under Incremental System Rate Schedule FTS-2. In addition, Florida Gas offers market area interruptible transportation under Rate Schedule ITS-1. Florida Gas also offers a system-wide balancing service, when operating conditions permit, under Rate Schedule PNR.

          Florida Gas's currently effective maximum tariff rates were established pursuant to the settlement of Florida Gas's Natural Gas Act Section 4 rate case filed in Docket No. RP96- 366. Customers receiving service under Rate Schedule FTS-2, however, are being charged rates that currently are less than the maximum tariff rates applicable to Rate Schedule FTS-2 as a result of a discount agreed to in the settlement reached in Florida Gas's Phase IV Expansion proceeding and provisions in FERC orders in subsequent expansion proceedings. Pursuant to the rate case settlement and the Phase IV Settlement, Florida Gas filed a Natural Gas Act Section 4 rate case on October 1, 2003. Refer to Section XIV.H.1.c., "FERC Imposed Tariff Adjustments" for further information about the risks inherent in FERC rate reviews.

          On December 1, 1998, Florida Gas filed a Natural Gas Act Section 7 certificate application with FERC in Docket No. CP99-94-000 to construct 205 miles of pipeline in order to extend the pipeline to Ft. Myers, Florida and to expand capacity by approximately 272,000 MMBtu/d (Phase IV Expansion). Expansion costs were estimated at $351 million. Florida Gas requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On June 2, 1999, Florida Gas filed a Stipulation and Agreement (Phase IV Settlement) which resolved all non-environmental issues raised in the certificate proceeding and modified the Rate Case Settlement to provide that Florida Gas could not file a general rate case to increase its base tariff rates prior to October 1, 2001 (except in certain limited circumstances), but was required to file a general rate case no later than October 1, 2003. The Phase IV Settlement was approved by FERC by order issued July 30, 1999, and became effective thirty days after the date that Florida Gas accepted an order issued by FERC approving the Phase IV Expansion project.

          On August 23, 1999, Florida Gas amended its application on file with FERC to eliminate a portion of the proposed facilities (that would be delayed until the Phase V Expansion). The amended application reflected the construction of 139.5 miles of pipeline and an expansion of capacity in order to provide incremental firm service of approximately 196,405 MMBtu on an average annual day, with estimated project costs of $262 million. The Phase IV Expansion was approved by a FERC order issued February 28, 2000, and accepted by Florida Gas on March 29, 2000. The Phase IV Expansion was placed in service on May 1, 2001. Total costs through December 31, 2002 were $244 million.

          On December 1, 1999 Florida Gas filed a Natural Gas Act Section 7 certificate application with FERC in Docket No. CP00-40-000 to construct 215 miles of pipeline and 90,000 hp of compression and to acquire an undivided interest in the existing Mobile Bay Lateral owned by Koch Gateway Pipeline Company (now Gulf South Pipeline Company, LP), in order to expand the system capacity to provide incremental firm service to several new and existing customers of approximately 270,000 MMBtu on an average annual day (Phase V Expansion).


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


Expansion and acquisition costs were estimated at $437 million. Florida Gas requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On August 1, 2000 and September 29, 2000, Florida Gas amended its application on file with FERC to reflect the withdrawal of two customers, the addition of a new customer and to modify the facilities to be constructed. The amended application reflected the construction of 167 miles of pipeline and 133,000 hp of compression to create additional capacity to provide approximately 306 MMBtu/d of incremental firm service. The estimated cost of the revised project was $462 million. The Phase V Expansion was approved by FERC order issued July 27, 2001, and accepted by Florida Gas on August 7, 2001. Portions of the project were placed in service from December 2001 through December 2002, with the remainder of the Phase V Expansion placed in service in April 2003. Total estimated costs for the project are $425 million.

          On November 15, 2001, Florida Gas filed a Natural Gas Act Section 7 certificate application with FERC in Docket No. CP02-27-000 to construct 33 miles of pipeline and 18,600 hp of compression in order to expand the system to provide incremental firm service to several new and existing customers of approximately 85,000 MMBtu on an average annual day. Expansion costs are estimated at $100 million. Florida Gas requested the expansion costs be rolled into rates applicable to FTS-2 service. The application was approved by FERC order issued on June 13, 2002, and accepted by Florida Gas on July 19, 2002. Clarification was granted and a rehearing request of a landowner was denied by FERC Order of September 3, 2002. Construction is underway, and the first phase of the Phase VI Expansion was placed inservice on June 1, 2003. Except for certain compression modifications, the remainder of the Phase VI Expansion was placed in service on November 1, 2003.

          By order on rehearing issued February 26, 2003, in Florida Gas's Order No. 637 compliance, FERC determined that Florida Gas was required to revise its tariff to afford withinthe- path alternate nominations (which provide shippers the option to ship their gas to a more distant point at no incremental charge) a higher scheduling priority, but allowed Florida Gas to delay such filing until it filed its Natural Gas Act Section 4 Rate Case, which was filed on October 1, 2003. The February 26 Order also required Florida Gas to file tariff revisions within fifteen days to permit shippers to release capacity outside of the shippers' primary capacity paths.

          On March 6, 2003, Florida Gas filed a motion for extension of time requesting that Florida Gas be allowed to delay the tariff filing until its next Natural Gas Act Section 4 rate case so that these changes, as well as the within-the-path scheduling priorities, could be considered in the overall context of cost allocation and rate design. FERC granted the request on March 18, 2003. Rehearing of the February 26 Order was sought on one issue and is pending. Florida Gas and several customers have filed petitions with the D.C. Circuit Court for review of these Order No. 637 compliance orders, docketed as City of Tallahassee, et al. v. FERC, No. 03- 1116, et al. In addition, clarification of such order was also requested by a Florida Gas customer, and such request is pending.

          On March 26, 2003, FERC issued an order in Docket No. RP03-311, requiring Citrus Trading to show cause as to why its blanket sales certificate should not be revoked, referring vaguely to price manipulation allegations (relating to 2000-2001 California market transactions and certain trading activities on July 19, 2001 that occurred on EnronOnline(R), as


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contained in a FERC staff report that does not mention Citrus Trading). Citrus
Trading filed its response on April 16, 2003, and, among other things, argued that the FERC order violated due process, because no specific allegations were made against Citrus Trading, and since Citrus Trading had never sold gas into the California market nor had it ever made trades on EnronOnline(R). Citrus Trading requested that it be dismissed from the show cause proceeding and by order issued June 25, 2003, FERC dismissed Citrus Trading from the proceeding, taking no action against it.

          On October 1, 2003, Florida Gas filed a general rate case, Docket No. RP04-12, proposing rate increases for all services, based upon a cost of service of approximately $167 million for the pre-expansion system and approximately $342 million for the incremental system. Based on test period reservation and usage determinants, the proposed rate increase under all Rate Schedules, ignoring the impact of existing rate caps, negotiated rates, and discounts, would generate approximately $56 million in additional annual transportation revenues for Florida Gas. The overall return requested is 11.81%, reflecting an 8.64% cost of debt and a 14.50% return on common equity, and is based on a capital structure of 45.92% debt and 54.08% equity. The cost of service for the pre-expansion system includes an increase in the depreciation rate applicable to onshore facilities, from 2.13% to 3.00%. Further, Florida Gas has proposed certain revisions to various rate schedules (to set a minimum level of No Notice ("NNTS") service and to limit the rights of small firm shippers (with straight-fixed tariff service "SFTS") to convert from FTS-1 service back to
SFTS). Florida Gas also requested waiver of the required refunctionalization (from transmission to gathering) of its interest in the Matagorda Offshore Pipeline System facilities, as the costs involved would be minor, and for which a separate gathering rate would be administratively unjustified. In addition, Florida Gas proposed to include the un-reimbursed costs of the Western Division Expansion in its rate base (for which costs Florida Gas was to be reimbursed by its affiliate, ENA). Other prospective changes proposed by Florida Gas include
(a) the change to a traditional cost-of-service (with straight-line depreciation) for the expansion system, (b) a proposed capital expenditure tracker which would allow recovery of and on certain future capital expenditures through rates, and (c) compliance with Order No. 637 regarding capacity priority and segmentation. Protests were due October 14, 2003, and a number were filed on many aspects of the case. Some protesting parties requested summary rejection/modification or expedited consideration of certain of these issues, including Florida Gas's requests for the capital expenditure tracker and proposed rate schedule revisions.

          By order issued October 31, 2003, FERC accepted and suspended the effectiveness of Florida Gas's proposed rates for the statutory period of five months, which will allow Florida Gas to place the rates into effect subject to refund on April 1, 2004. Also, FERC rejected the proposed capital expenditure tracker, except in the case of security costs and required Florida Gas to file revised tariff sheets providing that in the case of force majeure events, Florida Gas will be required to refund only the return earned on the rate base and tax components of the reservation charge while for other events (such as an outage that does not qualify as a force majeure event) Florida Gas would be required to refund the full amount. In addition, FERC stated that it was re-docketing the Order No. 637 compliance tariff sheets from Florida Gas's rate case to the Order No. 637 proceeding. Finally, FERC stated that it will hold a technical conference with regard to the NNTS and SFTS issues, with FERC staff required to submit a report on the proposed changes within 120 days (prior to the end of the suspension period).


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          Florida Gas will not file for rehearing of the order. Certain Florida
Gas customers filed for consolidation of the rate case with the Order No. 637 compliance proceeding; Florida Gas will support this request. Another customer has sought rehearing of FERC's acceptance of the change to reservation charge credits; Florida Gas will file comments opposing the remedy proposed by the customer (to re-define force majeure so as to limit reduced credits to only non-Florida Gas controlled events). On November 19, 2003, a pre-hearing conference was held, and the hearing has been set for August 31, 2004. Discovery is underway; objections were due on December 22, 2003 and responses to initial round data requests are due on January 30, 2004. There can be no assurance as to what rates FERC will ultimately approve.

          c. Northern Plains. Approximately 98% of the agreed upon cost of service for Northern Border Partners' interstate pipelines is attributed to demand charges. The remaining 2% is attributed to commodity charges based on the volumes of gas actually transported. Under the terms of settlement in Northern Border Pipeline's 1999 rate case, neither Northern Border Pipeline nor its existing shippers can seek rate changes until November 1, 2005, at which time Northern Border Pipeline must file a new rate case. Midwestern and Viking are under no obligation to file new rate cases, but may do so at their discretion if they decide to seek a rate increase. Prior to a future rate case, Northern Border Partners' pipelines will not be permitted to increase rates if costs increase, nor will they be required to reduce rates based on cost savings. As a result, these businesses' earnings and cash flow will depend on future costs, contracted capacity, the volumes of gas transported, and their ability to recontract capacity at acceptable rates.

          Until new transportation rates are approved by FERC, Northern Border Partners' pipelines continue to depreciate their transmission plants at FERC-approved depreciation rates. For Northern Border Partners' pipelines, the annual depreciation rates on transmission plants in service are 2.25% for Northern Border Pipeline, 1.9% for Midwestern, and 2.0% for Viking. In order to avoid a decline in the transportation rates established in future rate cases as a result of accumulated depreciation, the interstate pipeline must maintain or increase its rate base by acquiring or constructing assets that replace or add to existing pipeline facilities or by adding new facilities.

          In Northern Border Pipeline's 1995 rate case, FERC addressed the issue of whether the federal income tax allowance included in Northern Border Pipeline's proposed cost of service was reasonable in light of previous FERC rulings. In those rulings, FERC held that an interstate pipeline is not entitled to a tax allowance for income attributable to limited partnership interests held by individuals. The settlement of Northern Border Pipeline's 1995 rate case provided that, until at least December 2005, Northern Border Pipeline could continue to calculate the allowance for income taxes in the manner it had historically used. In addition, a settlement adjustment mechanism was implemented, which effectively reduces the return on rate base. These provisions of the 1995 rate case were maintained in the settlement of Northern Border Pipeline's 1999 rate case.

          Northern Border Partners' pipelines also provide interruptible transportation service. The maximum rate that may be charged to interruptible shippers is calculated as the sum of the firm transportation maximum reservation charge and commodity rate. Under its tariff, Northern Border Pipeline shared net interruptible transportation service revenue and any


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new services revenue on an equal basis with its firm shippers through October
31, 2003. However, Northern Border Pipeline is permitted to retain revenue from interruptible transportation service to offset any decontracted firm capacity. Neither Midwestern nor Viking share revenue from interruptible transportation service with firm shippers.

          From time to time, Northern Border Partners' pipelines file to make changes to their respective tariffs to clarify provisions, to reflect current industry practices, and to reflect recent FERC rulings. In February 2003, Northern Border Pipeline filed to amend the definition of company use gas, which is gas supplied by its shippers for its operations, to clarify the language by adding detail to the broad categories that comprise company use gas. Relying upon the currently effective version of the tariff, Northern Border Pipeline included in its collection of company use gas quantities that were equivalent to the cost of electric power at its electric-driven compressor stations during the period of June 2001 through January 2003. On March 27, 2003, FERC issued an order rejecting Northern Border Pipeline's proposed tariff revision and requiring refunds with interest within 90 days of the order. The refund with interest of approximately $10.3 million was made in May 2003.

          Northern Border Pipeline is required to file a rate case with the FERC to be effective no later than May 2006. Refer to Section XIV.H.1.c., "FERC Imposed Tariff Adjustments" for further information.

     7.   Environmental Regulation

          The operations of the Pipeline Businesses are subject to complex federal, state and local laws and regulations relating to the protection of health and the environment, including laws and regulations that govern the handling and release of natural gas and liquid hydrocarbon materials. As with the petroleum and natural gas industry in general, complying with current and anticipated environmental laws and regulations increases the Pipeline Businesses' overall cost of doing business, including the Pipeline Businesses' capital costs to construct, maintain, and upgrade equipment and facilities. While these laws and regulations affect the Pipeline Businesses' maintenance capital expenditures and net income, CrossCountry believes that they do not affect the Pipeline Businesses' competitive position because the operations of their competitors are similarly impacted.

          Violations of environmental laws or regulations can result in additional costs arising from correcting non-complying conditions or the imposition of significant administrative, civil or criminal fines or penalties and, in some instances, injunctions banning or delaying certain activities. The Pipeline Businesses have ongoing programs designed to keep their facilities in compliance with pipeline safety and environmental requirements. Although CrossCountry believes that the Pipeline Businesses' operations and facilities are in general compliance in all material respects with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline and gas processing operations, and CrossCountry cannot provide any assurances that they will not incur such costs and liabilities. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Pipeline Businesses' operations, could result in substantial costs and liabilities. If the


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Pipeline Businesses are unable to recover such resulting costs, earnings and cash distributions could be adversely affected.

          There are also risks of accidental releases into the environment associated with the Pipeline Businesses' operations, such as leaks of natural gas from the pipelines. Such accidental releases by the pipelines could, to the extent not insured, subject CrossCountry or the Pipeline Businesses to potential liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners or other third parties for personal injury or property damage, and fines or penalties for any related violations of environmental laws or regulations.

          In addition, processing plants and gathering facilities owned by Northern Border Partners are subject to Canadian national, provincial, and local laws and regulations relating to safety and the protection of the environment, which include the following Alberta laws: the Energy Resources Conservation Act, the Oil and Gas Conservation Act, the Pipeline Act, and the Environmental Protection and Enhancement Act.

          Transwestern incurred, and continues to incur, certain costs related to PCBs including costs related to migration of PCBs into certain customers' facilities. These PCBs were originally introduced into the Transwestern system through use of a PCB-based lubricant in the late 1960s and early 1970s. Costs of these remedial activities for 2002 and 2001 were $2.8 million and $0.5 million, respectively. Costs are estimated to be $1.0 million in 2003. Costs for managing PCBs on the Transwestern system for the same periods are generally less than $0.1 million annually.

          The State of New Mexico Environment Department on June 12, 2001 issued an Administrative Compliance Order Assessing a Civil Penalty (Action No. AQCA-01-20) with a proposed penalty to Transwestern in the amount of $160,000 for alleged violations of New Mexico air quality regulations associated with an alleged turbine change without a permit modification at the Transwestern Pipeline P-1 compressor station in Roosevelt County, New Mexico. Transwestern and the New Mexico Environment Department have reached a settlement in principle, subject to the execution of appropriate documents.

     8.   Litigation, Regulatory Proceedings and Investigations

          Current and future litigation, regulatory proceedings and governmental audits and investigations could, individually or in the aggregate, have a material and adverse impact on CrossCountry. Refer to Sections IV.C., "Litigation and Government Investigations", IX.A.6., "Regulatory Environment", and IX.D., "Legal Proceedings" for further information on current litigation, regulatory proceedings and governmental investigations that involve or may involve CrossCountry and its subsidiaries and affiliates.

B.   Properties

     1.   General

          CrossCountry intends to sublease office space from ENE for its executive offices at 4 Houston Center in Houston, Texas.


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          The real property of the Transwestern, Florida Gas, and Northern
Border Partners pipeline systems fall into two basic categories: (a) parcels that are owned in fee, such as sites for compressor stations, meter stations, pipeline field offices, and communication towers; and (b) parcels where the interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for the construction and operation of the pipeline systems. The majority of the property rights are classified in the latter category. The rights to construct and operate the pipeline systems across certain properties were obtained through exercise of the power of eminent domain. Transwestern's, Florida Gas's, and Northern Border Partners' interstate pipeline systems continue to have the power of eminent domain in each of the states in which they operate. However, a portion of their pipelines and associated facilities are located on Native American lands held in trust by the DOI and administered by the Bureau of Indian Affairs. The Pipeline Businesses may not have the power of eminent domain with respect to Native American tribal lands. CrossCountry cannot assure that it will continue to have access to rights-of-way on tribal lands upon expiration of existing right-of-way grants or that it will be able to obtain new rights-of-way on tribal lands upon the expiration of such grants. Refer to Section XIV.H.1.h., "Continued Access to Tribal Lands" for further information.

          CrossCountry believes that the Pipeline Businesses have satisfactory title to or the right to use all of the assets needed to operate their pipeline systems. Although title or other rights to certain properties are subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions and other encumbrances to which the underlying properties were subject at the time of contribution to CrossCountry, CrossCountry believes that none of these burdens should materially detract from the value of the Pipeline Businesses or from its interest in them, and none should materially interfere with its use in the operation of the Pipeline Businesses.

     2.   Transwestern

          Transwestern holds the right, title and interest to its pipeline system. Approximately 958 acres of Transwestern's property are held in fee, which consist of compressor stations, meter stations, radio towers, warehouses, and pipeline fee strips granted in lieu of rights-of-way. The majority of Transwestern's pipeline system is constructed on rightsof- way granted by the apparent record owners of the property or leases or permits from governmental authorities such as the Bureau of Land Management, the National Forest Service, and the State of Arizona. Several rights-of-way for Transwestern's pipelines and other real property assets are shared with other pipelines and other assets owned by third parties. The owners of the other pipelines may not have commenced or concluded eminent domain proceedings for some rights-of-way. In some instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. Transwestern has obtained permits from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets and state highways, and in some instances, these permits are revocable at the election of the grantor. Transwestern has also obtained permits from railroad companies to cross-over or under lands or rights-of-way, many of which are also revocable at the grantor's election. Transwestern has the right of


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eminent domain to acquire the rights-of-way and lands necessary for
Transwestern's pipeline system and has used this power in order to acquire certain of the real property interests necessary for its pipeline system.

          On November 13, 2001, Transwestern entered into a credit agreement with Citicorp North America, Inc., as Paying Agent, and Citicorp North America, Inc. and JPMCB, as Co-Administrative Agents, pursuant to which Transwestern granted a first-priority security interest in all of the property of Transwestern to the paying agent.

          A portion of the Transwestern pipeline system and related facilities are located on Native American lands, including on those of the Navajo Nation, Pueblo of Laguna, Southern Ute Indian Tribe, and Fort Mojave Indian Reservations. Tribal lands are lands held in trust by the United States for the benefit of a specific Indian tribe. Allotted lands are lands held in trust by the United States for individual Native Americans or their heirs. Transwestern has the right of eminent domain with respect to allotted lands. In 1959, Transwestern was granted two compressor station leases on Navajo Nation tribal lands by the DOI. These leases, which had primary terms of 25 years and optional additional 25-year terms, will expire in 2009. In 2001 Transwestern was granted an extension for various right-of-way grants by the DOI for approximately 347 miles of pipeline on Navajo tribal lands. This extension expires in 2009. Transwestern has filed an application for the renewal of a grant of right-of-way for 20 years of approximately 44 miles across allotted lands on the Navajo Nation. The current right-of-way grants on allotted lands will expire on December 31, 2003 or April 14, 2009.

          In 2001, Transwestern was granted a renewal of a right-of-way for a compressor station and approximately 31 miles of Pueblo of Laguna tribal lands by the DOI. This renewal will expire in 2022. Transwestern is in the process of negotiating a renewal or obtaining an easement pursuant to eminent domain proceedings of approximately one mile of pipeline rightof- way across Pueblo of Laguna allotted lands that expired on December 29, 2002.

          In 1999, Transwestern was granted a renewal of a right-of-way for approximately three miles of tribal lands on the Fort Mojave reservation by the DOI. This renewal will expire in 2019.

          In 1990, a predecessor in interest to Transwestern, Northwest, was granted a right-of-way across approximately seven miles of Southern Ute tribal lands by the DOI. This right-of-way expires in September 2005. By letter dated May 27, 2003, representatives for the Southern Ute tribe notified Transwestern that the Southern Ute's Tribe's 1996 resolution, which had approved partial assignment of Northwest's interest in the grant of right-of-way, had been revoked in a May 19, 2003 resolution. By letter dated September 2, 2003, representatives for the Southern Ute tribe stated that Transwestern's failure to file an application to obtain the Southern Ute Tribal Council's approval of the transfer of the interest in the right-of-way from Northwest by September 15, 2003 would result in legal action. Transwestern representatives have contacted the representatives for the Southern Ute tribe concerning the matter and further discussions are scheduled. An application by Transwestern for approval of the assignment of this interest from Northwest has been in the possession of the DOI since 1999 with no action taken. Neither the 1990 grant of right-of-way nor the 1990 tribal resolution that reflected tribal consent for the 1990 grant of right-of-way provide that consent of the Southern Ute's Tribe or


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the DOI is required for an assignment of an interest in the 1990 grant or right-of-way. Further, the 1948 General Right-of-Way Act, which authorized the 1990 grant of right-of-way, and the DOI regulations issued under that Act, do not require tribal or DOI consent or approval of assignments of rights-of-way. Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for further information.

          CrossCountry cannot assure that it will continue to have access to rights-of-way on tribal lands upon expiration of existing right-of-way grants or that it will be able to obtain new rights-of-way on tribal lands upon the expiration of such grants. Refer to Section XIV.H.1.h., "Continued Access to Tribal Lands" for further information.

     3.   Citrus

          None of Citrus, Citrus Trading, or Citrus Energy Services have any significant tangible properties.

          Florida Gas holds the right, title, and interest to its pipeline system. Approximately 948 acres of Florida Gas's property are held in fee which consist of compressor stations, meter stations, radio towers, warehouses, and fee strips granted in lieu of rights-of-way. Substantially all of Florida Gas's pipeline system is constructed on rights-of-way granted by the apparent record owners of the property or leases or permits from governmental authorities such as the Texas General Land Office, the United States Forest Service, and the Mineral Management Services. Several rights-of-way for Florida Gas's pipeline system and other real property assets are shared with other pipelines and other assets owned by third-parties. The owners of the other pipelines may not have commenced or concluded eminent domain proceedings for some rights-of-way. In some instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. Florida Gas has obtained permits from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets, and state highways, and in some instances, these permits are revocable at the election of the grantor. Florida Gas has also obtained permits from railroad companies to cross-over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In some cases, property for pipeline purposes was purchased in fee. Florida Gas has the right of eminent domain to acquire the rights-of-way and lands necessary for its pipelines and has used this power in order to acquire certain of the real property interests it owns.

          The FTA is planning for several turnpike widening projects, which may over the next ten years impact one or more of Florida Gas's mainlines co-located in the FTA's right-ofway. The most immediate projects are five Sunshine State Parkway projects, which are proposed to overlap Florida Gas's pipelines, for a total of approximately 25 miles. Under certain conditions, the existing agreement between Florida Gas and the FTA calls for the FTA to pay for any new right-of-way needed for the relocation projects and for Florida Gas to pay for construction costs. The actual amount of miles of pipe to be impacted ultimately, and the relocation cost and/or right-of-way cost, recoverable through rates, is undefined at this time due to the preliminary stage of FTA's planning process.

     4.   Northern Plains


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


          Northern Plains does not hold the right, title, and interest in any tangible properties.

          Northern Border Pipeline, Midwestern, and Viking hold the right, title and interest in their pipeline systems. Approximately 90 miles of Northern Border Pipeline's pipeline system are located on fee, allotted, and tribal lands within the exterior boundaries of the Fort Peck Indian Reservation in Montana. Tribal lands are lands owned in trust by the United States for the Fort Peck Tribes and allotted lands are lands owned in trust by the United States for an individual Indian or Indians. Northern Border Pipeline has the right of eminent domain with respect to allotted lands.

          In 1980, Northern Border Pipeline entered into a pipeline right-of-way lease with the Fort Peck Tribal Executive Board, for and on behalf of the Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation. This pipeline right-of-way lease, which was approved by the DOI in 1981, granted to Northern Border Pipeline the right and privilege to construct and operate its pipeline on certain tribal lands. This pipeline right-of-way lease expires in 2011. Northern Border Pipeline also obtained a right-of-way across allotted lands located within the reservation boundaries. Most of the allotted lands are subject to a perpetual easement either granted by the Bureau of Indian Affairs for and on behalf of individual Indian owners or obtained through condemnation. Several tracts are subject to a right-of-way grant that has a term of fifteen years, expiring in 2015.

          Bear Paw Energy L.L.C., Border Midstream Services Ltd., and Crestone Energy Ventures, through its membership interest in Bighorn Gas Gathering, L.L.C., Lost Creek Gathering Company, L.L.C., and Fort Union Gas Gathering, L.L.C. hold the right, title, and interest in their gathering and processing facilities, which consist of low and high pressure gas gathering lines, compression and measurement installations and treating, processing and fractionation facilities. The real property rights for these facilities are derived through fee ownership, leases, easements, rights-of-way, and permits. Black Mesa holds title to its pipeline and pump stations. The real property rights for Black Mesa facilities are derived through fee ownership, leases, easements, rights-of-way and permits. Black Mesa holds rights-of-way grants from private landowners as well as the Navajo Nation and the Hopi Tribe. These rights-of-way grants extend for terms at least through December 31, 2005, the date that Black Mesa's transportation contract with Peabody Western Coal is presently scheduled to end.

C.   Historical Financials, Projections and Valuation

     1.   Historical Financials

          Refer to Appendix I: "CrossCountry Historical Financials" for historical financial information on Citrus and Transwestern and references to Northern Border Partners' historical financial information filed with the SEC.

     2.   Projections


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          In conjunction with formulating the Plan, as set forth on Appendix J:
"CrossCountry Financial Projections - 2003-2006", financial projections have been prepared for CrossCountry for the four years ending December 31, 2006. The projections for the fiscal year ended December 31, 2003, include unaudited actual results through September 30, 2003. The projections are based on a number of assumptions made with respect to the future operations and performance of CrossCountry and should be reviewed in conjunction with a review of the principal assumptions set forth on Appendix J: "CrossCountry Financial Projections - 2003-2006". While the projections were prepared in good faith and the Debtors believe the assumptions, when considered on an overall basis, to be reasonable in light of the current circumstances, it is important to note that the Debtors can provide no assurance that such assumptions will be realized and Creditors must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections. Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for a discussion of numerous risk factors that could affect CrossCountry's financial results.

     3.   Valuation

          Also, in conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation equity value of CrossCountry. Accordingly, Blackstone and the Debtors formulated such a valuation, which is utilized in the Distribution Model. Such valuation is based, in part, on the financial projections prepared by CrossCountry management and included in Appendix J: "CrossCountry Financial Projections - 2003-2006". This valuation analysis was used, in part, for the purpose of determining the value of CrossCountry to be distributed to Creditors pursuant to the Plan and to analyze the relative recoveries to Creditors under the Plan.

          a. Estimated Value. Based upon the methodology described below, the Distribution Model utilizes an estimated equity value of $1.490 billion, as the mid-point within a valuation range of $1.410 billion to $1.571 billion for CrossCountry at December 31, 2003. Therefore, assuming 75 million shares or units, as the case may be, of new CrossCountry Common Equity will be issued and distributed to or on behalf of Creditors pursuant to the Plan, the value of such equity is estimated to range from $18.79 to $20.95 per share or unit; provided, however, that such estimate does not reflect any dilution resulting from any long-term equity incentive compensation plan(s) as may be adopted by CrossCountry. However, it is anticipated that the impact of any such plan(s) to be adopted by PGE, CrossCountry and Prisma will, in the aggregate, represent less than 1% of the overall value to be distributed under the Plan. The estimated value is based upon a variety of assumptions, as referenced below under "Variances and Risks," deemed appropriate under the circumstances. In addition, the valuation of CrossCountry does not include the anticipated costs associated with the voluntary termination of the ENE Cash Balance Plan. Furthermore, such estimate does not consider, the potential consideration, other than shares or units of common equity of CrossCountry, if any, that may be paid by CrossCountry Distributing Company in the CrossCountry Transaction or the CrossCountry Conversion. Neither the nature nor the amount of such other consideration, if any has been determined. Though the payment of such other consideration could reduce the value of the shares or units of CrossCountry Common Equity issued to the holders of Allowed Claims or reduce the cash, or increase the liabilities, of CrossCountry Distributing Company, it is anticipated that the value of such other consideration paid would enhance the value of the other


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Plan Currency in the aggregate to be distributed to holders of Allowed Claims pursuant to the Plan, or alternatively, all or a portion of such value would be contributed to CrossCountry Distributing Company (ultimately enhancing the value of the CrossCountry Common Equity distributed to holders of Allowed Claims). The estimated value per share or unit of the CrossCountry Common Equity may not be indicative of the price at which the CrossCountry Common Equity will trade when and if a market for the CrossCountry Common Equity develops, which price could be lower or higher than the estimated value of the CrossCountry Common Equity. Accordingly, there can be no assurance that the CrossCountry Common Equity will subsequently be purchased or sold at prices comparable to the estimated values set forth above. Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for a discussion of numerous risk factors that could affect CrossCountry's financial results.

          b. Methodology. Two methodologies were used to derive the value of CrossCountry based on the financial projections attached as Appendix J:
"CrossCountry Financial Projections - 2003-2006": (i) a comparison of CrossCountry and its projected performance to comparable companies and how the market values them, and (ii) a comparison of CrossCountry and its projected performance to comparable companies in precedent transactions.

          The market-based approach involves identifying a group of publicly traded companies whose businesses are comparable to those of CrossCountry or significant portions of CrossCountry's operations, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are applied to the CrossCountry projections to arrive at a range of implied values. Similarly, the comparable transaction approach involves calculating various financial ratios based on the prices paid for companies in similar lines of business as CrossCountry, and applying these ratios to the CrossCountry projections to arrive at a range of values.

     4. Variances and Risks. Refer to Section XIV.C., "Variance from Valuations, Estimates and Projections" for a discussion regarding the potential for variance from the projections and valuation described above and Section XIV., "Risk Factors and Other Factors to be Considered" in general for a discussion of risks associated with CrossCountry.

          ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL EQUITY VALUES ASSUMING THE IMPLEMENTATION OF CROSSCOUNTRY'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A CHAPTER 11 PLAN FOR THE DEBTORS AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER. THE ESTIMATED EQUITY VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

          THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED


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


IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE MARKET VALUE OF CROSSCOUNTRY EQUITY DISTRIBUTED PURSUANT TO A CHAPTER 11 PLAN. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

          ADDITIONALLY, THE VALUES SET FORTH HEREIN ASSUME CERTAIN LEVELS OF RATES FOR THE TRANSPORTATION OF NATURAL GAS AS SET BY FERC. SUCH RATES ARE HIGHLY REGULATED AND SUBJECT TO PERIODIC CHANGES. THERE IS NO GUARANTEE THAT THE CURRENT RATE LEVELS WILL NOT CHANGE MATERIALLY IN THE FUTURE OR WILL PROVIDE ADEQUATE REIMBURSEMENT FOR THE SERVICES PROVIDED BY CROSSCOUNTRY. ANY SUCH CHANGES ARE ENTIRELY BEYOND CROSSCOUNTRY'S CONTROL AND MAY HAVE A MATERIAL ADVERSE IMPACT ON ACTUAL RESULTS. FURTHER, CROSSCOUNTRY OPERATES IN A HEAVILY GOVERNMENT REGULATED INDUSTRY. IN THE ORDINARY COURSE OF ITS BUSINESS, CROSSCOUNTRY IS SUBJECT REGULARLY TO INQUIRIES, INVESTIGATIONS AND AUDITS BY FEDERAL AND STATE AGENCIES THAT OVERSEE VARIOUS NATURAL GAS PIPELINE REGULATIONS. CHANGES TO THE CURRENT REGULATORY ENVIRONMENT MAY HAVE A MATERIAL ADVERSE IMPACT ON CROSSCOUNTRY'S ACTUAL RESULTS. REFER TO THE ENTIRETY OF
SECTION IX., "CROSSCOUNTRY" AND SECTION XIV., "RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED" FOR FURTHER DISCUSSION ON THESE AND OTHER RISKS ATTENDANT WITH THE NATURAL GAS PIPELINE INDUSTRY.

D.   Legal Proceedings

          In addition to the matters described below, from time to time the Pipeline Businesses to be contributed to CrossCountry pursuant to the formation transactions are subject to other claims and litigation arising in the ordinary course of business. Although the final outcome of any legal proceeding cannot be predicted with certainty, CrossCountry does not expect disposition of these matters to have a materially adverse effect on its financial position, results of operation or cash flows. Refer to Section IV.C., "Litigation and Government Investigations" for further information regarding significant pending litigation.

     1. In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wy.), previously Civil Action Nos. 97-D-1421 (D. Colo.) and 97-2087 (E.D. La.) and other consolidated cases. This proceeding was initiated against Transwestern, Northern Border Pipeline, Citrus, Florida Gas, and certain of their affiliates by a private person on behalf of the United States of America under the FCA. The relator, as the plaintiff is called in FCA actions, alleges that the defendants mismeasured the volume and heating content of natural gas produced from federal and Indian leases. The relator further alleges that, as a result, the defendants caused others to underpay the royalties that were due to the United States government. The Pipeline Businesses believe that their measurement practices conformed to the terms of their FERC Gas Tariffs, which are filed with and approved by FERC. As a result, the Pipeline Businesses believe that they have meritorious defenses (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and that the Pipeline


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


Businesses complied with the terms of their tariffs) to the lawsuit, which they are defending vigorously.

     2. Will Price, et al. v. Gas Pipelines, et al. 26th Judicial District Court of Stevens County, Kansas (Case No. 99 CV-30). This proceeding is a putative class action brought on behalf of gas producers, working interest owners, royalty owners, and overriding royalty owners against Transwestern and Florida Gas, among others. The plaintiffs allege that the defendants mismeasured the volume and heating content of natural gas. The plaintiffs further allege that the defendants, acting alone or in conspiracy with each other, underpaid the gas producers for the production of natural gas and caused others to underpay royalty owners. The Pipeline Businesses believe that their measurement practices conformed to the terms of their FERC gas tariffs, which are filed with and approved by FERC. As a result, the Pipeline Businesses believe that they have meritorious defenses (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and that the pipelines complied with the terms of their tariffs) to the complaint and are defending the suit vigorously. On April 10, 2003, the judge declined to certify the class. On May 12, 2003, the plaintiff filed a motion for leave to file an amended petition. This would be the fourth amended petition and only includes defendants who were not part of the motion to dismiss for lack of personal jurisdiction. On July 28, 2003, the judge granted leave to file the fourth amended petition and it did not include Transwestern or Florida Gas. Therefore, Transwestern and Florida Gas are no longer named defendants in the litigation.

     3. Citrus Trading Corp. v. Duke Energy LNG Sales, Inc., (United States District Court for the Southern District of Texas, Civil Action No. H-03-4869). On March 7, 2003, Citrus Trading filed an action for breach of contract and for a declaratory judgment against Duke Energy LNG in state court in Harris County, Texas. The suit sought damages and a declaratory judgment for Duke Energy LNG's failure to deliver "optional volumes" to Citrus Trading under a long term gas supply contract. Duke contended that it was not obligated to deliver the gas because it had suffered a "loss of supply," which it argued suspended its obligation to deliver "optional volumes" under the parties' contract. On the same day that it filed its answer to the lawsuit, April 14, 2003, Duke Energy LNG sent Citrus Trading a notice that the contract would be terminated as of April 16, 2003 due to Citrus Trading's alleged failure to increase the amount of a letter of credit. Although Citrus Trading disagreed with Duke Energy LNG's position, Citrus Trading increased the amount of the letter of credit on April 15, 2003. Duke Energy LNG nonetheless refused to perform under the contract after April 16, 2003. In its answer and counterclaim, Duke Energy LNG has asked the Court to declare that it properly terminated the contract based on Citrus Trading's alleged failure to increase the amount of a letter of credit, and for the further reason that Citrus Trading allegedly breached a "resale restriction" contained in the contract. Citrus Trading disputes that it has breached the agreement, or that any event gave rise to a right to terminate by Duke Energy LNG. Following Duke Energy LNG's failure to perform the contract, Citrus Trading exercised its right to terminate the contract. Citrus Trading then amended its complaint to seek termination damages in the amount of approximately $185,000,000. The case is now pending in federal court. This is a disputed matter, and there can be no assurance as to what amounts, if any, Citrus Trading will ultimately recover.


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


     4. FERC Order to Respond. On August 1, 2002, FERC issued to Transwestern an order to respond. The order required Transwestern to provide written responses stating why FERC should not find that: (1) Transwestern violated FERC's accounting regulations by failing to maintain written cash management agreements with ENE; and (2) the secured loan transactions entered into by Transwestern in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. Transwestern filed a response to the order and subsequently entered into a settlement with FERC staff that resolved the issues raised by the order. FERC has approved this settlement; however, a group of Transwestern's customers has filed a request for clarification and/or rehearing of FERC order approving the settlement. This customer group claims that there is an inconsistency between the language of the settlement agreement and the language of the FERC order approving the settlement. This alleged inconsistency relates to Transwestern's ability to pass on to its ratepayers the costs of any replacement or refinancing of the secured loan transactions entered into by Transwestern in November 2001. Transwestern has filed a response to the customer group's request for rehearing and/or clarification and this matter is currently awaiting FERC action.

     5. Eugene Lavender, et al. v. Florida Gas Transmission Company, et al., U.S. District Court, Southern District of Alabama (Case No. CV-02-0361-JG-L). This proceeding is associated with the construction and operation of Florida Gas Compressor Station Number 44, which was built as part of the Phase V Expansion. The plaintiffs allege negligence, wantonness, nuisance, strict liability, personal injury, loss of wages, and inverse condemnation. This suit is the consolidation of 13 different lawsuits filed in Mobile County Circuit Court that were removed to federal court. There are 25 individual plaintiffs owning 13 different tracts of land in the vicinity of Compressor Station Number 44. Mediation was held on July 22, 2003 but was unsuccessful. In an order dated August 6, 2003 the Court granted summary judgment against the plaintiffs on a number of claims, including those that might result in punitive damages, thereby limiting plaintiffs' claims to nuisance and negligence. Prior to this order the plaintiffs stated their claim at trial would be $4,295,000. On August 15, 2003, plaintiffs filed a Motion to Reconsider, Alter or Amend the Court's summary judgment order that was denied by order dated September 11, 2003. The parties have reached an agreement and the case has been settled.

     6. Florida Gas Transmission Co. v. Wright, et al., 20th Judicial Circuit Court, Charlotte County, Florida (Case No. 00-1902-CA). This proceeding relates to a condemnation by Florida Gas for the acquisition of a right-of-way by Florida Gas during its Phase IV Expansion. An Easement Agreement between Florida Gas and the owner of the property was executed but the owner threatened to commence a post-pipeline construction lawsuit for damages. The owner agreed to stipulate to taking of the right-of-way by Florida Gas for the agreed upon price but is contesting the route and the amount of the damages to the land. Florida Gas has filed a motion to dismiss, and at a hearing on July 28, 2003, the motion was denied. The owner's demand for damages is $1,872,500 excluding fees and costs.

     7. Florida Gas Transmission Co. v. Battista, et al., 20th Judicial Circuit Court, Charlotte County, Florida (Case No. 00-319-CA). This proceeding, which relates to a condemnation by Florida Gas for the acquisition of a right-of-way by Florida Gas during its Phase IV Expansion, involves a claim by the owner of the land for possible sod crop damage due


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


to drainage obstruction by Florida Gas. Florida Gas has filed a motion to dismiss, and at a hearing on July 28, 2003, the motion was denied. The owner's demand is $1,469,000 excluding fees and costs.

     8. Moye v. Exxon Corp., et al., 35th Judicial Circuit Court, Monroe County, Alabama (Case No. CV-98-20). In this proceeding, a mineral owner seeks damages for mismeasurement of natural gas production, as well as, subsequent underpayment of royalties against defendants ExxonMobil, et al., alleging the duty to measure properly under contracts with royalty owners. The pipelines, including Florida Gas, were subsequent measurers and are alleged to have measured gas incorrectly. Damages for underpayment of royalties and mismeasurement are unspecified. The mineral owner was granted class certification as to ExxonMobil only; Florida Gas was not included in the class certification order.

     9. Air Liquide American Corp., et al. v. United States Army Corps of Engineers, et al., U.S. District Court, Southern District of Texas, Houston Division (Case No. H-98-3982). Florida Gas is among sixteen plaintiffs seeking reimbursement from the Port Authority of Houston for the cost of moving their pipelines in the Houston Ship Channel. In January 2002, the court ordered the Port Authority of Houston to pay the cost of moving the pipelines. The Port Authority has appealed and oral arguments took place on September 3, 2003. The potential recovery for Florida Gas is approximately $4 million.

     10. Assiniboine & Sioux Tribes of the Fort Peck Indian Reservation v. Northern Border Pipeline Co., Tribal Court (No. 01-7-243). On July 31, 2001, the Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation filed suit in Tribal Court against Northern Border Pipeline to collect more than $3 million in back taxes, with interest and penalties relating to a utilities tax on certain of Northern Border Pipeline rights-of-way within the Fort Peck Reservation. During mediation the parties agreed in principle to a settlement on pipeline right-ofway lease and taxation issues, subject to final documentation and necessary governmental approvals.

E.   Board of Managers

          On the Effective Date, CrossCountry's board of managers shall consist of individuals designated by the Debtors, after consultation with the Creditors' Committee, all of which shall be disclosed prior to the Confirmation Hearing. In the event that, during the period from the Confirmation Date up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve, the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated after consultation with the Creditors' Committee, shall be deemed to have been selected or disclosed prior to the Confirmation Hearing. Thereafter, the terms and manner of selection of the managers of CrossCountry or directors or managers of CrossCountry Distributing Company shall be as provided in the CrossCountry Limited Liability Company Agreement or the certificate of incorporation, by-laws or limited liability company agreement of CrossCountry Distributing Company, as the same may be amended. Each manager will serve until a successor is elected and qualified or until his earlier resignation or removal.


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


          Set forth below is biographical information for five individuals who are currently members of CrossCountry's board of managers. Each of these managers has held his position at CrossCountry since CrossCountry's formation or shortly thereafter. It is expected that these managers will comprise the board of managers or board of directors, as applicable, of CrossCountry Distributing Company on the Effective Date. Currently there is an interim management team in place for CrossCountry.

     1.   Raymond S. Troubh

          Mr. Troubh, 77, is a financial consultant. He has been an ENE director since November 27, 2001 and Chairman of the Board of ENE since November 14, 2002. He is also a director of ARIAD Pharmaceuticals, Inc., Diamond Offshore Drilling, Inc., General American Investors Company, Gentiva Health Services, Inc., Petrie Stores Liquidating Trust (Trustee), Triarc Companies, Inc., and WHX Corporation. He formerly was a partner of Lazard Freres and Co. and previously served on the boards of several public companies such as Time Warner, Starwood Hotels, and America West Airlines, among others.

     2.   Corbin A. McNeill, Jr.

          Mr. McNeill, 63, is the retired chairman and CEO of Exelon Corporation, which was formed in October 2000 by the merger of PECO Energy Company and Unicom Corporation. Prior to the merger, he was chairman, president, and CEO of PECO Energy. Mr. McNeill completed a 20 year career with the U.S. Navy in 1981 and then joined the New York Power Authority as resident manager of the James A. Fitzpatrick nuclear power plant. He also worked at Public Service Electric and Gas Company prior to joining PECO in 1988 as executive vice president, nuclear. Mr. McNeill has been a director of ENE since May 30, 2002. He also serves on the boards of the Electric Power Research Institute and Associated Electric & Gas Services Limited.

     3.   James J. Gaffney

          Mr. Gaffney, 63, is a financial consultant specializing in companies that have emerged from bankruptcy proceedings, undergone consensual restructurings, or have otherwise had financial/operational difficulties. Mr. Gaffney has served on the boards of General Aquatics Inc., Ayers Chairmakers Inc., Brown Jordan Company, General Refractories Company, Imperial Sugar Company, SCP Pool Inc., and Hexcel Inc. Mr. Gaffney earned a Master of Business Administration degree from New York University in 1967 and a Bachelors of Business Administration degree from St. John's University in 1963.

     4.   Gary L. Rosenthal

          Mr. Rosenthal, 54, is the President of Heaney Rosenthal Inc., a private equity financial consulting firm. Mr. Rosenthal has served on the boards of Hydrochem Holding Inc., Axia Incorporated, Wheatley TXT Corp., Dresser Inc., Oil States International, Inc., Pioneer Companies Inc., and Texas Petrochemical Holdings Inc. Mr. Rosenthal was a Partner with Vinson & Elkins until 1987, and clerked at the United States Fifth Circuit Court of Appeals. He earned a J.D. from Harvard Law School in 1975, and an A.B. from Harvard University in 1971.


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


     5.   Michael L. Muse

          Mr. Muse, 54, is an attorney and certified public accountant and has been involved in personal investments, including domestic and foreign oil and gas investments, since 1985, when the airline he co-founded, Muse Air Corporation, was sold to Southwest Airlines Co. Prior to founding Muse Air Corporation in 1980, Mr. Muse was a Tax Manager at Price Waterhouse & Co., and Counsel - Contracts and Administration, and Vice President - Finance and Administration & Chief Financial Officer, at Southwest Airlines Co. Mr. Muse earned a B.A. in Economics from Vanderbilt and a J.D. from the University of Texas School of Law.

F.   Certain Relationships and Related Transactions

     1.   Formation of CrossCountry

          CrossCountry Energy Corp. was incorporated in the State of Delaware on May 22, 2003. On June 24, 2003, CrossCountry Energy Corp. and the CrossCountry Enron Parties entered into the Original CrossCountry Contribution and Separation Agreement providing for the contribution of the CrossCountry Equity Interests to CrossCountry Energy Corp. On September 25, 2003, the Bankruptcy Court issued an order approving the transfer of the CrossCountry Equity Interests and the shared services assets from the CrossCountry Enron Parties to CrossCountry Energy Corp. and other related transactions, pursuant to the Original CrossCountry Contribution and Separation Agreement. On October 9, 2003 pursuant to an order of the Bankruptcy Court, Enron Operations, L.P. was dissolved, and EOC Preferred, a wholly owned subsidiary of ENE, became its successor in interest under the Original CrossCountry Contribution and Separation Agreement. Immediately following the dissolution of Enron Operations, L.P., ETS and EOS were converted to Delaware limited liability companies.

          The Original Contribution and Separation Agreement is expected to be amended to provide that, among other things, the CrossCountry Equity Interests would be contributed to CrossCountry, and that prior to the CrossCountry Distribution Date, the CrossCountry Enron Parties, CrossCountry and CrossCountry Distributing Company would effect a transaction consistent with the Plan and with the consent of the Creditors' Committee, pursuant to which the equity interests in CrossCountry would be exchanged for equity interests in CrossCountry Distributing Company. As a result of this transaction, CrossCountry Distributing Company will obtain direct or indirect ownership interests in the Pipeline Businesses, service companies, and other rights and assets, held by CrossCountry, and CrossCountry Distributing Company will become responsible for the obligations of CrossCountry, including, without limitation, the obligations entered into, and rights obtained by, CrossCountry in connection with the Contribution and Separation Agreement described in Section IX.F.2, "Certain Business Relationships". The consideration to be given by CrossCountry Distributing Company in connection with the CrossCountry Transaction would (i) consist of common stock or other equity interests of CrossCountry Distributing Company and (ii) may consist of other consideration which, in turn, may consist, in whole or in part, of non-voting, preferred stock (such preferred stock, if issued, will have a liquidation preference with a priority over the rights of holders of common stock). Such preferred stock will not be cancelled by operation of the Plan, but the ultimate disposition of such preferred stock has not been determined. In connection with the proposed amendment to the Original Contribution and Separation Agreement, a notice was


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


entered on the docket for the Chapter 11 Cases providing that the orders previously issued by the Bankruptcy Court applicable to CrossCountry Energy Corp. in connection with the Original Contribution and Separation Agreement would also be applicable to CrossCountry in all respects.

          If the Debtors and the Creditors' Committee determine not to consummate the CrossCountry Transaction, CrossCountry will be CrossCountry Distributing Company, either in its current form as a limited liability company or as converted to a corporation. If such conversion to a corporation is consummated, CrossCountry may issue, in addition to common equity of CrossCountry and in connection with such conversion, other consideration to the CrossCountry Enron Parties, which, in turn, may consist of a series of non-voting, preferred stock (such preferred stock, if issued, will have a liquidation preference with a priority over the rights of holders of common stock). The ultimate disposition of the preferred stock, if issued, has not yet been determined, but it will not be cancelled by operation of the Plan.

          In addition, with the consent of the Creditors' Committee, the Debtors and their affiliates may seek to effect an election under Section 338(h)(10) of the IRC, which would increase the basis, for federal income tax purposes, of certain assets of CrossCountry to their fair market values. Prior to making such election, the Debtors intend to seek a ruling from the IRS concerning the availability of this election; however, there is no assurance that a favorable ruling, if requested, will be obtained.

          The closing of the CrossCountry Contribution and Separation Agreement is planned to occur as soon as possible, at which time CrossCountry or certain of its subsidiaries and the CrossCountry Enron Parties will enter into certain ancillary agreements, including the Transition Services Agreement, the Transition Services Supplemental Agreement, the Tax Sharing Agreement, the Ardmore Collocation License Agreement, and the Cross License Agreement, as more fully described below. The ancillary agreements, together with the CrossCountry Contribution and Separation Agreement, will govern the relationship between the CrossCountry Enron Parties and CrossCountry subsequent to the contribution of the CrossCountry Equity Interests and provide for the allocation of tax, the performance of certain interim services, and the definition of other rights and obligations until the distribution of CrossCountry Common Equity pursuant to the Plan. In addition, the CrossCountry Contribution and Separation Agreement sets forth certain shareholder protection provisions with respect to CrossCountry and indemnification obligations of the CrossCountry Enron Parties and CrossCountry, as more fully described below.

          a. CrossCountry Contribution and Separation Agreement. The CrossCountry Enron Parties, pursuant to the CrossCountry Contribution and Separation Agreement, will contribute the CrossCountry Equity Interests to CrossCountry in exchange for equity interests in CrossCountry commensurate with the value of the CrossCountry Equity Interests contributed. In addition, certain of the CrossCountry Enron Parties will contribute information technology and other assets to be used by each of the Pipeline Businesses.

          The equity interests in CrossCountry to be issued in connection with the CrossCountry Contribution and Separation Agreement are set forth below:


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


                                                                  Percentage Ownership
Equity Interest/Asset                     Contributed By          Interest in CrossCountry
--------------------------------------------------------------------------------------------
500 shares of Class B common stock, par         ENE                  57.70%
value $1.00 per share, of Citrus
400 shares of common stock, par value
$1.00 per share, of Northern Plains
--------------------------------------------------------------------------------------------
800 shares of common stock, par value           ETS                  42.06%
$0.01 per share, of Transwestern Holding,
and the voting trust certificate for two
hundred (200) shares of common stock, par
value $0.01 per share, of Transwestern
Holding
One hundred percent (100%) of the
membership interests of CES
Transfer of certain shared services assets
--------------------------------------------------------------------------------------------
Transfer of certain shared services assets      EOS                  0.18%
--------------------------------------------------------------------------------------------
1,000 shares of common stock, par value         EOC                  Preferred 0.06%
$1.00 per share, of NBP Services


          The CrossCountry Contribution and Separation Agreement contemplates the eventual distribution by CrossCountry Distributing Company to creditors of the CrossCountry Common Equity under the Plan, and the following actions to be taken by CrossCountry and the CrossCountry Enron Parties to effectuate that distribution:

          - each CrossCountry Enron Party and CrossCountry will take necessary actions to conform the organizational documents and capital structure of CrossCountry Distributing Company as necessary to effectuate the distribution;

          - CrossCountry will, if applicable, and the CrossCountry Enron Parties will, cause CrossCountry Distributing Company to, prepare, file, and use commercially reasonable efforts to have declared effective a registration statement on Form 10 by the SEC and use its reasonable best efforts to have approved an application for listing of the CrossCountry Common Equity on a national securities exchange or quoted in one of the NASDAQ markets;

          - to the extent provided in the Plan, on the CrossCountry Distribution Date, the shares of capital stock or equity interests in CrossCountry Distributing Company held by the CrossCountry Enron Parties will be cancelled;

          - the CrossCountry Enron Parties will cause CrossCountry Distributing Company to issue the CrossCountry Common Equity required by the Plan (with such shares or equity interests not immediately distributed to creditors being held in a reserve for Disputed Claims), and take all actions necessary to ensure that those shares or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights;

          - subject to certain exceptions in the CrossCountry Contribution and Separation Agreement, CrossCountry Distributing Company will bear the expenses incurred in connection with a distribution of its shares;

          - ENE intends to obtain such consents as are necessary to effect the CrossCountry Distribution pursuant to the Plan. Refer to
               Section XIV.A.4., "Delayed Distribution or Non-Distribution of Plan Securities" for further information; and

          - with respect to any claims relating to pre-contribution obligations (including intercompany notes or receivables) owed by ENE and its affiliates (other than CrossCountry and its subsidiaries) to CrossCountry or any of its subsidiaries, CrossCountry agrees to, and to cause its subsidiaries to, and to cause any assignee or successor in interest to such obligations to agree to, submit a Ballot voting in favor of the Plan, to the extent such claims entitle the holder thereof to vote on the Plan.

               (i)  Indemnification

                    (A) Tax Indemnification. ENE has agreed to indemnify the CrossCountry Indemnified Parties against any taxes, or liabilities incurred in connection with taxes, of any subsidiary of CrossCountry that are imposed upon such subsidiary by reason of its being severally liable for any taxes of ENE and its subsidiaries (other than CrossCountry and its subsidiaries) pursuant to Treasury Regulation ss.1.1502-6(a) or any analogous state, local, or foreign law. This obligation to indemnify terminates upon the closing of the Chapter 11 Cases.

                    (B) Employee Benefits Indemnification. ENE has agreed to indemnify the CrossCountry Indemnified Parties against any liabilities arising out of any employee benefit plan sponsored by ENE that are imposed upon any CrossCountry subsidiary (i) under Title IV of ERISA or (ii) due to participating employer status in the Enron Corp. Savings Plan. This obligation to indemnify terminates upon the closing of the Chapter 11 Cases.

                    (C) TGS Related Indemnification. In connection with ENE's investment in TGS, ENE included Transwestern as a member of the "economic group" of ENEcontrolled companies, and Transwestern agreed to provide ongoing technical support to the ENE affiliate, EPCA, serving as the Technical Operator for the TGS pipeline. Refer to Section IX.F.2.a., "TGS" for further information. CrossCountry has agreed to provide ENE with written notice of any communication from TGS, EPCA, any direct or indirect stakeholder in TGS (if such communication relates to TGS), or the Argentine government. Regardless of whether ENE has received such notice, ENE may request in writing that CrossCountry cause Transwestern to perform certain services or take certain actions with respect to existing obligations relating to TGS or EPCA. CrossCountry has agreed to cause Transwestern to perform such services or take such actions promptly upon the receipt of such notice, and shall cause Transwestern to perform in a reasonably prudent manner and in accordance with natural gas pipeline industry standards in the United States.

          Under the CrossCountry Contribution and Separation Agreement, ENE has agreed to indemnify the CrossCountry Indemnified Parties against any liabilities incurred by CrossCountry in connection with third-party claims arising from ENE's investment in TGS, including potential liabilities that may result from Transwestern's ceasing to be a member of ENE's economic group. However, ENE will have no obligation to indemnify CrossCountry for any such liabilities if (i) CrossCountry fails to provide ENE with a notice of certain communications relating to TGS when required to do so or (ii) such liabilities arise from any action or inaction by Transwestern that is not in accordance with the performance standards or requested by ENE.

          CrossCountry has agreed to indemnify the Enron Indemnified Parties against any liabilities incurred by an Enron Indemnified Party as a result of
(w) CrossCountry's failure to provide ENE with notice when required to do so,
(x) Transwestern's refusal or failure to promptly perform services or actions set forth in a notice from ENE requesting such performance, (y) performance pursuant to such notice that is not in accordance with the performance standard set forth in the CrossCountry Contribution and Separation Agreement or (z) Transwestern's election to perform services or take any action in the absence of a notice requesting performance from ENE, or to perform services or take actions in addition to those specified in any such notice. The obligations to indemnify with respect to TGS-related matters terminate upon the closing of the Chapter 11 Cases.

                    (D) General Indemnification. In addition to the indemnification obligations described above, CrossCountry and ENE have agreed to indemnify the Enron Indemnified Parties and the CrossCountry Indemnified Parties, respectively, against any liabilities resulting from third-party claims caused by a material breach by such party of the CrossCountry Contribution and Separation Agreement. In addition, CrossCountry has agreed to indemnify the Enron Indemnified Parties against any liabilities arising out of any guaranty (existing on or prior to closing) of any obligation of CrossCountry or its subsidiaries by ENE or any affiliate of ENE (other than CrossCountry and its subsidiaries). Each party's obligation to indemnify pursuant to the general indemnification will terminate upon the distribution to creditors of CrossCountry Common Equity pursuant to the terms of the Plan except for the obligation to indemnify against liabilities arising out of a material breach of covenants in the CrossCountry Contribution and Separation Agreement that by their terms contemplate performance after such date which shall survive for the applicable period of time set forth in such covenant.

                    (E) CrossCountry Release of ENE and its Affiliates. In addition, in connection with the CrossCountry Contribution and Separation Agreement, CrossCountry has agreed to separately provide a release, effective on the closing date of the CrossCountry Contribution and Separation Agreement and the date of distribution to creditors of the CrossCountry Common Equity under the Plan, of liabilities of the CrossCountry Enron Parties and their affiliates existing on or before the closing date of the CrossCountry Contribution and Separation Agreement or the date of distribution to creditors of the CrossCountry Common Equity under the Plan, respectively. This release is subject to certain exceptions, including liabilities allocated to the CrossCountry Enron Parties under the CrossCountry Contribution and Separation Agreement and the related ancillary agreements, liabilities under certain ongoing contractual obligations between ENE and its affiliates on the one hand, and CrossCountry and its affiliates on the other hand, certain intercompany obligations between ENE and CrossCountry as reflected on their respective balance sheets, and bankruptcy claims filed by CrossCountry and its affiliates prior to the closing date of the CrossCountry Contribution and Separation Agreement that are allowed pursuant to the terms of the Plan.

                    (F) Limitations on Indemnification. The CrossCountry Enron Parties, on the one hand, and CrossCountry, on the other hand, shall not be required to indemnify the CrossCountry Indemnified Parties and the Enron Indemnified Parties, respectively, for any liabilities resulting from third-party claims caused by a material breach by such party of the CrossCountry Contribution and Separation Agreement or liabilities arising under the Transition Services Agreement, exceeding $125 million in the aggregate.

               (ii) Termination. ENE may unilaterally terminate the CrossCountry Contribution and Separation Agreement at any time in its discretion, subject to the consent of the Creditors' Committee.

          Upon the occurrence of an event that is materially adverse to the business, financial condition or assets of CrossCountry and its subsidiaries prior to the closing date, ETS may terminate the CrossCountry Contribution and Separation Agreement if the board of directors of ETS determines in good faith that the exercise of its fiduciary duties requires that ETS terminate the CrossCountry Contribution and Separation Agreement.

               (iii) Certain Governance Provisions. From the closing date until the CrossCountry Distribution pursuant to the terms of the Plan, CrossCountry has agreed that it will not take the following actions without the approval of a majority of the membership interests in CrossCountry:

          - disposing of any capital stock or other equity interests held directly or indirectly by CrossCountry in certain pipeline and service companies or selling any significant portion of the assets of CrossCountry or such companies;

          - entering into any new lines of business or changing the fiscal year;

          - establishing or modifying significant accounting methods, practices or policies or significant tax policies;

          - registering securities of CrossCountry or certain subsidiaries of CrossCountry for issuance under federal or state securities laws;

          - issuing any capital stock or equity interests of CrossCountry or certain subsidiaries of CrossCountry, or any securities convertible into, or exercisable or exchangeable for, capital stock or equity interests of CrossCountry or certain subsidiaries of CrossCountry;

          - creating or assuming any indebtedness for borrowed money in excess of $40 million in the aggregate for CrossCountry and certain of its subsidiaries, except for renewals, roll-overs, or refinancings of existing indebtedness;

          - adopting or materially amending any equity-based bonus or employee benefit plan or program;

          - incurring (x) any non-maintenance capital expenditures, or commitments to make non-maintenance capital expenditures, in excess of $15 million in the aggregate per CrossCountry fiscal year and/or per project or group of related projects or (y) annual maintenance capital expenditures, or commitments to make annual maintenance capital expenditures, in excess of $50 million in the aggregate, in each case, by CrossCountry and certain of its subsidiaries;

          -    compromising or settling litigation in excess of $2 million; or

          - entering into any joint venture, partnership, merger, or other business combination transaction.

          Until the CrossCountry Distribution, CrossCountry has agreed that it will cause its controlled subsidiaries not to, and will use commercially reasonable efforts, subject to any applicable fiduciary and/or contractual obligations, to cause its non-controlled subsidiaries not to, engage in the above actions. CrossCountry has also agreed to cause its subsidiaries to include these provisions in their respective certificates of incorporation. Refer to
Section XIV.A.4., "Delayed Distribution or Non-Distribution of Plan Securities" for further information.

          Prior to the closing of the CrossCountry Contribution and Separation Agreement, the CrossCountry Enron Parties will execute an amended and restated CrossCountry Limited Liability Company Agreement setting forth the same shareholder protection provisions. CrossCountry may not amend the provisions of its limited liability company agreement without first obtaining an order of the Bankruptcy Court permitting such amendment.

          Upon the written request (if any) of ENE to CrossCountry, at any time prior to the CrossCountry Distribution Date, the board of managers of CrossCountry will commence an auction process for the sale of certain of its businesses or assets, subject to CrossCountry member approval of the terms and conditions of such sale. CrossCountry must first obtain an order of the Bankruptcy Court authorizing such member approval.

               (iv) Transfer of Shared Services Assets. Prior to the closing, EOS and ETS will assign to CrossCountry or a designated subsidiary of CrossCountry certain assets, including certain information technology and the Ardmore Data Center in Houston, Texas, on an "as-is," "where-is" basis. The Ardmore Data Center is the primary internet/telecommunications center for ENE and its affiliates, including the Pipeline Businesses. The servers, storage area network equipment, and phone switch equipment for ENE and its affiliates, including the Pipeline Businesses, are located at Ardmore. Under the Transition Services Agreement described below, CrossCountry agrees to provide support services to ENE relating to the Ardmore Data Center.

               (v) Conditions to Closing. In addition to customary conditions to the obligations of the parties, including the absence of material breaches of the CrossCountry Contribution and Separation Agreement, performance of all covenants and agreements and the delivery of all closing documentation, the obligation of the parties under the CrossCountry Contribution and Separation Agreement is conditioned upon (i) the release of all liens on the CrossCountry Equity Interests imposed in connection with ENE's Amended DIP Credit Agreement,
(ii) obtaining the necessary consents under Transwestern's credit facility, and
(iii) obtaining consent from the FCC.

          b.   Ancillary Agreements

               (i) Transition Services Agreement. At the closing of the transactions contemplated by the CrossCountry Contribution and Separation Agreement, CrossCountry and ENE will enter into a Transition Services Agreement pursuant to which ENE will provide to CrossCountry, on an interim, transitional basis, various services, including, but not limited to, the following categories of services: (i) office space and related services, (ii) information technology services, (iii) SAP accounting system usage rights and administrative support,
(iv) tax services, (v) cash management services, (vi) insurance services, (vii) contract management and purchasing support services, (viii) corporate legal services, (ix) corporate secretary services, (x) off-site and on-site storage,
(xi) payroll, employee benefits and administration services, and (xii) services from RAC on a defined project basis. CrossCountry will provide to ENE, on an interim, transitional basis, various services, including, but not limited to, the following categories of services: (i) floor space for servers and other information technology equipment, (ii) technical expertise and assistance, including, without limitation, pipeline integrity, safety, environmental and compliance, (iii) accounts payable support, and (iv) accounting services relating to businesses owned directly or indirectly by ETS immediately prior to closing.

          The parties are expected to enter into a Transition Services Supplemental Agreement at the closing of the CrossCountry Contribution and Separation Agreement. Subject to the consent of the Creditors' Committee, the Transition Services Supplemental Agreement will more fully delineate the services provided within each category set forth in the Transition Services Agreement. The charges for such transition services will be cost based. Certain services will be charged on an "as needed" basis.

          Provision of the transition services will commence on the effective date of the Transition Services Agreement and terminate on December 31, 2004, unless otherwise agreed in writing by the parties. However, except as otherwise provided for in the Transition Services Supplemental Agreement, ENE may terminate any transition service upon ninety days' prior written notice to CrossCountry.

               (ii) Cross License Agreement. At the closing of the transactions contemplated by the CrossCountry Contribution and Separation Agreement, ENE and certain of its subsidiaries and affiliated companies will enter into a Cross License Agreement pursuant to


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which each of the companies that are a party to the Cross License Agreement will grant, without warranty of any kind, each and every other party and their respective subsidiaries, all of the intellectual property rights of the party granting the license in and to certain software programs, documentation, and patents described in the Cross License, a non-exclusive, royalty free, sublicensable license, with fully alienable rights, to (i) use, copy, and modify the licensed programs and documentation; (ii) use, make, have made, distribute, and sell any and all products and services of the party receiving the license as well as such party's subsidiaries and sublicensees (if any); and (iii) engage in the business of such party receiving the license and business of its subsidiaries and sublicensees (if any) prior to, on, and after the closing date.

          The Cross License Agreement became will become effective on the closing date and the licenses granted will continue in perpetuity unless licenses granted to a breaching party are terminated by any affected non-breaching party in the event such breaching party fails to cure a material breach of the Cross License Agreement within thirty days after delivery of written notice of the breach.

               (iii) Tax Sharing Agreement. At the closing of the transactions contemplated by the CrossCountry Contribution and Separation Agreement, each CrossCountry subsidiary that is a member of the ENE tax group will enter into a Tax Sharing Agreement with ENE. The Tax Sharing Agreement will set forth the respective rights and responsibilities of the parties to the Tax Sharing Agreement with respect to taxes. Under the Tax Sharing Agreement, the parties will cause their respective subsidiaries to consent, to the extent necessary, to the filing of consolidated returns by ENE, including consolidated returns for the tax year ended December 31, 2003, and for each year thereafter that they are eligible to file consolidated returns, until such time as ENE, in the exercise of its sole discretion, elects to refrain from filing consolidated tax returns. ENE will be responsible for, among other things, the preparation and filing of all required consolidated returns on behalf of the companies and their subsidiaries, making elections and adopting accounting methods, filing claims for refund or credit, and managing audits and other administrative proceedings conducted by the IRS.

          Under this agreement, each subsidiary of CrossCountry that is a member of the ENE Tax Group will be obligated to pay ENE the amount of income tax that such entity would have paid on a stand-alone basis and each of the parties and their respective subsidiaries will be compensated for the use of their respective net operating losses and/or tax credits to the extent utilized in the ENE consolidated return (other than the use of such losses or credits to offset gain in respect of an election pursuant to section 338(h)(10) of the IRC).

          Prior to a subsidiary of ENE that is a party to the Tax Sharing Agreement ceasing to be a member of the ENE consolidated tax group, all intercompany payable accounts and intercompany receivable accounts of such subsidiary will be offset and netted against each other. If the resulting net balance is a payable from such subsidiary to ENE, then such subsidiary will pay the amount due to ENE. If the resulting net balance is a receivable from ENE to such subsidiary (other than Transwestern), then such subsidiary will assign and transfer its interest in the receivable to ENE. If the resulting net balance is a receivable from ENE to Transwestern, ENE and Transwestern will determine how such receivable will be settled.


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          The Tax Sharing Agreement will become effective on the closing date of the CrossCountry Contribution and Separation Agreement. After the Effective
Date, ENE and each subsidiary of CrossCountry that is a member of the ENE tax group may continue to be parties to this Tax Sharing Agreement, or a new tax sharing agreement on similar terms until ENE and the applicable CrossCountry subsidiaries no longer file consolidated returns.

               (iv) The Ardmore Collocation License Agreement. Prior to the closing of the CrossCountry Contribution and Separation Agreement, ENE and CrossCountry will enter into a license or lease agreement under which CrossCountry will lease to ENE adequate floor space in the Ardmore Data Center for servers and other information technology equipment owned by the CrossCountry Enron Parties. The space will be provided on a costbasis for a term to be specified in the Ardmore Collocation License Agreement.

     2.   Certain Business Relationships

          a. TGS. In 1992, Argentina granted TGS a 35-year license to operate Argentina's main natural gas pipeline. Following a competitive bid process, the Argentine government awarded the bid to own and operate the TGS pipeline to a consortium that included ENE. As part of the bid application, Transwestern agreed to provide ongoing technical support to the ENE affiliate, EPCA, serving as the Technical Operator for the TGS pipeline. In addition, Transwestern guaranteed the performance of Enron Pipeline Company of Argentina's obligations under certain shareholder and other agreements with its joint venture partner. The surviving performance obligations under these agreements primarily involve corporate governance issues and shareholder rights.

          b. ENE. The businesses that will be contributed to CrossCountry upon closing of the formation transactions have in place a number of arrangements with ENE, its subsidiaries and affiliates for certain general corporate services, including, but not limited to, information technology related matters, benefits plans or benefits related matters, and tax sharing arrangements. Upon closing of the formation transactions, these services will be provided pursuant to the agreements described herein. In addition, various agreements exist that are associated with the services provided by the business to the subsidiaries and affiliates of ENE such as natural gas transportation agreements and agreements that relate to the operation of the businesses such as compression services agreements.

          Contemporaneous with the initiation of the Chapter 11 Cases, ENE and a number of its subsidiaries and affiliates that are the subject of Chapter 11 Cases ceased performance of their respective obligations under a number of such agreements with one or more of the CrossCountry companies or third parties. Those agreements (as well as any other agreements entered into by one of CrossCountry's businesses with a Debtor) have been, or are subject to being, rejected, at the option of the Debtor, as executory contracts. ENE and those of its subsidiaries and affiliates involved in the Chapter 11 Cases have not yet identified the agreements that will be rejected as executory contracts. CrossCountry may assume certain obligations to pay prepetition amounts due under certain contracts that CrossCountry elects to be assigned to it by Debtor entities. CrossCountry is not able to currently quantify the amount of such costs.


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          Transwestern and Florida Gas have entered into compression services agreements with ECS, an ENE affiliate, that continues to perform under the terms of such agreements.

          Transwestern and Citrus have entered into hedging and transportation arrangements and intercompany loans with ENE and/or its subsidiaries or affiliates. Resolution of any claims by or against Transwestern and Citrus relating to such transactions will be addressed in the Plan.

          ENE and El Paso's subsidiary, Southern Natural Gas, are parties to a Capital Stock Agreement, which governs ownership and disposition of the shares of Citrus. On December 1, 2003, the Bankruptcy Court entered a final and non-appealable order approving assumption and assignment of the Capital Stock Agreement to CrossCountry or its designee. Following assumption and assignment pursuant to the order, CrossCountry or its designee will become the Principal under the Capital Stock Agreement, and ENE will be relieved from any obligations under the Capital Stock Agreement in accordance with section 365 of the Bankruptcy Code.

          Northern Border Partners and its subsidiaries have entered into various agreements with ENE and certain affiliates that are subject to the bankruptcy proceedings that are described in Northern Border Partners' annual report on Form 10-K for the year ended December 31, 2002, which report was not prepared by the Debtors but may contain information relevant to the Creditors' decision to approve the Plan.

G.   Indemnification of Managers and Officers

          The CrossCountry Limited Liability Company Agreement provides that CrossCountry will indemnify managers and officers of CrossCountry for actions taken in their capacity as managers and officers of CrossCountry. Under the CrossCountry Limited Liability Company Agreement, managers and officers will be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CrossCountry and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Expenses incurred by a manager or officer in connection with an indemnifiable claim will be obligated to repay such advance to the extent it is ultimately determined that such manager or officer was not entitled to indemnification. CrossCountry is authorized, in its discretion, to provide the same indemnification protections to employees and agents. It is anticipated that CrossCountry Distributing Company's organizational documents will include equivalent indemnification provisions applicable to the directors, managers, officers, employees and agents of the CrossCountry Distributing Company.

H.   Equity Compensation Plan

          Following confirmation of the Plan, in order to attract, retain and motivate highly competent persons as key employees and/or directors or managers to manage the CrossCountry Equity Interests, CrossCountry and/or its successors or affiliates expect to adopt a long-term


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equity incentive compensation plan or plans providing for awards to such individuals. It is anticipated that the compensation committee of the granting entity's board of directors or managing members will determine the specific terms of any grants made under any such plan and will provide grants of awards designed to focus equity compensation on performance and alignment with the equity holders of such adopting entity; provided, however, that the equity awards reserved for any such plan will not exceed, in the aggregate, 10% of the equity interests of CrossCountry to be issued pursuant to the Plan, with projected annual equity usage under any such plan or plans not to exceed, in the aggregate, 2% of the equity interest of CrossCountry to be issued pursuant to the Plan.

                      X. Prisma Energy International Inc.

   Capitalized terms used throughout this Disclosure Statement are defined in
                 Appendix A: "Material Defined Terms for Enron
                     Disclosure Statement" attached hereto.

A.   Business

     1.   General

          Prisma is a Cayman Islands exempted company with limited liability formed to own and, in certain circumstances, operate many of ENE's international energy infrastructure businesses. No operating businesses or assets have been transferred to Prisma at this time; however, subject to obtaining requisite consents, the Debtors intend to transfer the businesses described in this section of the Disclosure Statement to Prisma either in connection with the Plan or at such earlier date as may be determined by ENE and approved by the Bankruptcy Court. In addition, as previously approved by the Bankruptcy Court, the Debtors have transferred certain employees to a wholly-owned subsidiary of Prisma formed to provide services to Prisma and its subsidiaries, as well as, in certain instances, the Debtors and their affiliates, with respect to operating and managing international assets.

          The Debtors are actively pursuing a strategy to obtain the requisite consents, including approval of the Bankruptcy Court, in order to transfer certain operating businesses and assets to Prisma and its subsidiaries; however, there can be no assurance as to which businesses and assets ultimately will comprise Prisma. Prisma will be engaged in the generation and distribution of electricity, the transportation and distribution of natural gas and LPG, and the processing of NGLs. If all businesses are transferred to Prisma as contemplated, Prisma will own interests in businesses whose assets will:

          - include over 9,600 miles of natural gas transmission and distribution pipelines;

          - include over 56,000 miles of electric transmission and distribution lines;

          -    include over 2,100 MW of electric generating capacity;

          -    serve 6.5 million LPG, gas, and electricity customers;

          -    be located in 14 countries; and


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